Exhibit 10.14

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

EXECUTION COPY

18 April 2019

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”), effective as of April 18, 2019 (the “Effective Date”) is made by and between, InflamaCORE, LLC, a Limited Liability Company organized and existing under the laws of the State of Florida and having an address at [***] (“LICENSOR’’), and VARIANT PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware and having a business address at 2200 N. Commerce Parkway, Suite 208, Weston, Florida 33326 USA (“LICENSEE”).

RECITALS

WHEREAS, LICENSOR owns or otherwise controls certain rights in proprietary technology, know-how and other information relating to recognition, diagnosis, and treatment of inflammatory responses and inflammation mediated by inflammasomes and components thereof, including but not limited to IC100 which is a humanized IgG4a antibody directed against a specific amino acid sequence of the pyrin domain of Apoptosis-associated speck-like protein (ASC) that utilizes and employs LICENSOR’s proprietary technology; and

WHEREAS, LICENSEE is engaged in the discovery and development of novel pharmaceutical therapies and desires to develop products utilizing and employing the proprietary inflammasome technologies owned and controlled by LICENSOR, including development of pharmaceutical and biotechnology compositions, diagnostics, and biomarkers employing IC100 or technologies relating thereto, for therapeutic and diagnostic use or application in the Field (as defined herein); and

WHEREAS, LICENSEE desires to obtain, and LICENSOR is willing to grant to LICENSEE, an exclusive license to its proprietary technology on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and terms contained herein, and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms shall have the respective meanings set forth below:

1.1 “Accounting Standards” shall mean (a) U.S. generally accepted accounting principles (GAAP) or (b) international financial reporting standards; case, consistently applied throughout the organization of a Party (or a Related Party, as applicable).

1.2 “Act” shall mean, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§262 et seq., as such may be amended from time to time.

1.3 “Adverse Event” or “AE” shall mean any untoward medical occurrence in a patient or subject who is administered a Licensed Product, whether or not considered to the Licensed Product including, without limitation, any undesirable sign (including abnormal laboratory findings of clinical concern), symptom or disease temporally associated with the use of such Licensed Product.

1.4 “Affiliate” shall mean any corporation, firm, limited liability company, partnership or other entity which directly or indirectly controls or is controlled by or is under common control with a Party to this Agreement. For purposes of this Section 1.5, “control” means ownership, directly or indirectly through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, or status as a general partner in the case of any partnership, or any other arrangement whereby a Party controls or has the right to control the Board of Directors or equivalent governing body or management of a corporation or other entity.

1.5 “Agreement” shall mean this License Agreement between the Parties, dated as of the Effective Date, including the Appendices hereto and incorporated herein, as any of the foregoing may be validly amended from time to time. In the event of any inconsistency between the terms of the body of this Agreement and the terms of any Appendices, unless the Parties expressly agree otherwise in writing, the terms of the body of this Agreement shall govern.

1.6 “Annual Net Sales” shall mean, with respect to a particular calendar year, the Net Sales of Licensed Product by LICENSEE, its Affiliates, Sublicensees and Distributors during such calendar year throughout the Territory

1.7 “Applicable Laws” shall mean the applicable laws of any jurisdiction which are applicable to any of the Parties or their respective Affiliates (and, in the case of LICENSEE, Related Parties) in carrying out activities hereunder or to which any of the Parties or their respective Affiliates (and, in the case of LICENSEE, Related Parties) in carrying out the activities hereunder is subject, and shall include all statutes, enactments, acts of legislature, laws, ordinances, rules, regulations, notifications, guidelines, policies, directions, directives and orders of any statutory authority, tribunal, board, or court or any central or state government or local authority or other governmental entity in such jurisdictions.

1.8 “ASC” shall mean, apoptosis-associated speck-like protein containing a caspase recruitment domain (ASC) which is an adaptor molecule involved in the inflammatory response through the inflammasome. ASC acts by bridging NLR proteins, such as NLRP3, with pro-caspase-1 within the inflammasome complex, which subsequently results in the activation of caspase-1 and the secretion of IL-1β and IL-18. ASC also forms specks by self-oligomerization to activate caspase-1 and induces pyroptosis.

1.9 “Bankruptcy Laws” shall have the meaning provided in Section 12.1.

1.10 “Biosimilar” shall mean, with respect to a Licensed Product, on a country- by- country basis, a biologic medical product that: (a) is sold in a given country by a Third Party, other than a Related Party, a licensee or sublicensee of a Related Party, or any other Person in a chain of distribution originating from LICENSEE, a Related Party or any of their respective licensees, sublicensees or distributors; (b) is an identical copy of an original biologic medical product as the original “innovator” biologic medical product in the same dosage form as a Licensed Product; and (c) has been approved for marketing when the original biologic product’s patent expires by the relevant Regulatory Authority in such country in reliance on the Marketing Approval for such biologic product in such country. Reference to the innovator biologic product is an integral component of the approval. Follow-on manufactures do not have access to the originator’s molecular clone and original cell bank, to the exact fermentation and purification process, or to the active drug substance, but they have access to the commercialized innovator’s biologic product. It is mandatory for biosimilars to do both non-clinical and clinical studies to show to enable detection of differences between the biosimilar and the reference product in terms of human pharmacokinetics and pharmacodynamics, efficacy, safety, and immunogenicity. In the USA, the Biologics Price Competition and Innovation Act of 2009 (BPCI Act) was originally introduced on June 26, 2007. It was formally passed under the Patient Protection and Affordable Care Act (PPAC Act), signed into law on March 23, 2010. The BPCI Act was to be highly similar to a FDA approved biological product. The BPCI Act is similar, conceptually, to the Drug Price Competition and Patent Term Restoration Act of 1984 (also referred to as the “Hatch-Waxman Act”) which created biological drug approval through the Federal Food, Drug, and Cosmetic Act (FFD&C Act). The BPCI Act aligns with the FDA’s longstanding policy of permitting appropriate reliance on what is already known about a drug, thereby saving time and resources and avoiding unnecessary duplication of human or animal testing. The FDA has released a total of four draft guidelines related to biosimilar or follow-on biologics development.

1.11 “BLA” shall mean a Biologic License Application (as defined in Title 21 of the United States Code of Federal Regulations, as amended from time to time) filed with the FDA seeking Regulatory Approval to market and sell any biologic product in the United States for one or more particular indication(s).

1.12 “Blocking Patents” shall have the meaning provided in Section 9.6(c)(i).

1.13 “Business Day” shall have the meaning provided in Section 4.2.

1.14 “Claim” shall have the meaning provided in Section 10.1.

1.15 “Change of Control” shall mean (a) a sale, lease, license or other disposition of all or substantially all of the assets of LICENSEE, (b) any consolidation or merger of LICENSEE with or into any other corporation or other entity or person, any other corporate reorganization, in which the capital stock of LICENSEE immediately prior to such consolidation, merger or reorganization, represents less than 50% of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (c) any transaction or series of related transactions to which LICENSEE is a party in which in excess of fifty percent (50%) of LICENSEE ’s voting power is transferred to a Third Party; provided, that a Change of Control shall not include (i) any consolidation or merger effected exclusively to change the domicile of LICENSEE, or (ii) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by LICENSEE or any successor, or indebtedness of LICENSEE is cancelled or converted, or a combination thereof.

1.16 “Clinical Materials” shall mean materials or components used in pharmaceutical or biological preparations comprising IC100, or other Licensed Product intended for use in human clinical studies.

1.17 “Combination Licensed Product” shall mean any pharmaceutical or biological preparation in final form product, or device that incorporates the Licensed Product, and one or more therapeutically active ingredients other than the Licensed Product. For clarity, all references to “Licensed Product” in this Agreement shall be deemed to include “Combination Licensed Product”

1.18 “Commercially Reasonable Efforts” shall mean with respect to the efforts to be expended by a Party (and, in the case of LICENSEE, its Related Parties) with respect to any objective, the level of reasonable diligent, good faith efforts that biopharmaceutical companies typically devote to products owned by them that are at a similar stage in their development or product life and are of similar market potential taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval, the profitability of the product, and other relevant factors. As used in this Section 1.20, “biopharmaceutical companies” shall mean companies in the biopharmaceutical industry of a size and stage of development similar to that of such Party (and, in the case of LICENSEE, its Related Parties), including having human pharmaceutical product candidates or products in a similar stage of development to the Licensed Product. Commercially Reasonable Efforts shall be determined on a market-by- market and Licensed Product-by-Licensed Product basis, and it is anticipated that the level of effort will be different for different markets, and will change over time, reflecting changes in the status of the Licensed Product and the market(s) involved.

1.19 “Commercialization” or “Commercialize” shall mean any and all activities and processes directed to pre-launch and launch of any Licensed Product, including use, marketing, promotion, distribution, selling, offering for sale, importing and exporting such Licensed Product, manufacturing for commercial sale (except for scale-up activities, which shall be Development activities), pricing and reimbursement . When used as a verb, “Commercialize” shall mean to engage in Commercialization.

1.20 “Confidential Information” shall mean, with respect to a Party (the “Receiving Party”), all information which is disclosed by or on behalf of the other Party (the “Disclosing Party”) to the Receiving Party hereunder or to any of its employees, consultants, Affiliates, licensees, or sublicensees, except to the extent that the Receiving Party can demonstrate by written record or other suitable physical evidence that such information, (a) as of the date of disclosure is demonstrably known to the Receiving Party or its Affiliates other than by virtue of a prior confidential disclosure to such Party or its Affiliates; (b) as of the date of disclosure is in, or subsequently enters, the public domain, through no fault or omission of the Receiving Party; (c) is obtained from a Third Party having a lawful right to make such disclosure free from any obligation of confidentiality to the Disclosing Party; or (d) is independently developed by or for the Receiving Party without reference to or reliance upon any Confidential Information of the Disclosing Party. For purposes of clarity, any technical or financial information of a Disclosing Party disclosed at any meeting of a Development Review Committee, or disclosed through an audit or other report shall constitute Confidential Information of such Disclosing Party, (ii) the terms of this Agreement, to the extent not disclosed in a public filing (or press release permitted under of this Agreement), shall constitute Confidential Information of both Parties unless otherwise specified; and, (iii) all know-how and trade secrets of a Disclosing Party disclosed at any time during the Term shall constitute Confidential Information of the Disclosing Party subject to the provisions of clauses (a)-(d) above.

1.21 “Control”, “Controls” or “Controlled by” shall mean, with respect to any Patent Rights, Information, Know How or other intellectual property rights, the possession by a Person of the ability (whether by ownership, license or other right, other than pursuant to a license granted under this Agreement) to grant access to, or a license or sublicense of, such Patent Rights, Know-How, Information or other intellectual property rights without violating the terms of any agreement or other arrangement between such Person and any other Person provided, however, that no Person shall, for purposes hereof, be deemed to be able to grant access to Know-How or Information or intellectual property rights of any other Person merely by virtue of learning, through professional dialogue or relationship or otherwise, the nature of that other Person’s areas of study or research, grant applications, clinical work, educational activities, commercial activities or other scientific, medical or other pursuits.

1.22 “Development” and “Develop” shall mean, with respect to any Licensed Product, all activities and processes with respect to such Licensed Product relating to research and development in connection with seeking, obtaining and/or maintaining any Regulatory Approval for such Licensed Product in the Field in the Territory, including without limitation, all pre-clinical research and development activities, pharmacokinetic studies, clinical studies, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, development-stage manufacturing, quality assurance/quality control development and performance, all activities relating to developing the ability of the Parties or Third Parties to manufacture any Licensed Product, or any component thereof, and all other activities relating to seeking, obtaining and/or maintaining any Regulatory Approvals from the FDA and/or any Foreign Regulatory Authority in the Field in the Territory, including technical support, regulatory affairs activities and outside counsel regulatory legal services.

1.23 “Development Costs” shall mean all expenses associated with Development activities conducted for any Licensed Product. Development Milestone Payments are expressly excluded from the definition of Development Costs. Development Costs shall include all costs incurred by the Parties in Developing the Licensed Products in accordance with this Agreement, including without limitation:

(a)	all out-of-pocket costs and expenses incurred;

(b)	the costs of internal scientific, medical, technical or managerial personnel engaged in such efforts, which costs shall be determined based on the FTE Rate, unless another basis is otherwise agreed by the Parties in writing;

(c)	the costs and expenses of clinical supplies, including without limitation costs and expenses incurred to purchase and/or package comparator or combination drugs or devices; and (ii) costs and expenses of disposal of clinical samples;

(d)	costs and expenses incurred in connection with (i) manufacturing process, formulation and delivery system development and validation; (ii) manufacturing scale-up and improvements; (iii) stability testing; (iv) quality assurance/qualitycontrol development; and (v) internal and Third Party costs and expenses incurred in connection with qualification and validation of Third Party contract manufacturers including without limitation, the transfer of process and manufacturing technology and analytical methods, scale up, process and equipment validation, and initial manufacturing licenses, approvals and inspections; and

(e)	any other costs incurred that are explicitly included in the budgets of LICENSEE.

1.24 “Disclosing Party” shall have the meaning provided in Section 6.1.

1.25 “Dispute” shall have the meaning provided in Section 11.1.

1.26 “Drug Approval Application” shall mean any and all applications for Regulatory Approval (including pricing and reimbursement approvals) required prior to any Commercialization of a Licensed Product in any country or jurisdiction in the Territory, including, without limitation, (a) any BLA, NDA, or other regulator application filed with the FDA prior to any Commercialization of a Licensed Product in the United States, and (b) any MAA or other equivalent regulatory application filed with any Foreign Regulatory Authority for Regulatory Approval (including pricing and reimbursement approvals) required prior to any Commercialization of a Licensed Product in any other country or jurisdiction in the Territory.

1.27 “EMEA” shall mean the European Medicines Agency or any successor entity thereto.

1.28 “Export Control Laws” shall mean all applicable U.S. laws and regulations relating to (a) sanctions and embargoes imposed by the Office of Foreign Assets Control of the U.S. Department of Treasury or (b) the export or re-export of commodities, technologies, or services, including the Export Administration Act of 1979, 50 U.S.C. §§2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§1701-1706, the Trading with the Enemy Act, 50 U.S.C. §§1 et. seq., the Arms Export Control Act, 22 U.S.C. §§2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986 (as amended).

1.29 “FCPA” shall mean the U.S. Foreign Corrupt Practices Act (15 U.S.C.

§§78dd-l, et seq.) as amended.

1.30 “FDA” shall mean the U.S. Food and Drug Administration and any successor agency or authority thereto.

1.31 “Field” shall mean, all therapeutic and diagnostic uses or applications in any and all Indications in humans and animals of the Licensed Product for the treatment, prevention, inhibition or amelioration, or palliation of diseases or conditions in a mammal

1.32 “First Commercial Sale” shall mean the date of the first commercial transfer or disposition for value to a Third Party of a Licensed Product by or on behalf of LICENSEE or any of its Affiliates, Sublicensees or distributors.

1.33 “Force Majeure Event” shall have the meaning provided in Section 12.6.

1.34 “Foreign Regulatory Authority” shall mean any applicable supranational, national, federal, state or local regulatory agency, department, bureau or other governmental entity of any country or jurisdiction in the Territory (other than the FDA in the United States), including, without limitation, the European Medicines Agency (the “EMEA”), having responsibility in such country or jurisdiction for any Regulatory Approvals of any kind in such country or jurisdiction, and any successor agency or authority thereto.

1.35 “GCP” shall mean the then current “good clinical practices” as such term is defined from time to time by the FDA, EMA or other Regulatory Authority of competent jurisdiction pursuant to its regulations, guidelines or otherwise, as applicable.

1.36 “GLP” shall mean the then current “good laboratory practices” as such term is defined from time to time by the FDA, EMEA or other Regulatory Authority of competent jurisdiction pursuant to its regulations, guidelines or otherwise, as applicable.

1.37 “GMP” shall mean the then current “good manufacturing practices” as such term is defined from time to time by the FDA, EMEA or other Regulatory Authority of competent jurisdiction pursuant to its regulations, guidelines or otherwise, as applicable.

1.38 “IC100” shall mean a humanized IgG4a antibody that is directed against a specific amino acid sequence of the pyrin domain of Apoptosis-associated speck-like protein containing a caspase recruitment domain (ASC).

1.39 “Improvement” shall mean any enhancement, improvement or modification to the Licensed Technology, Licensed Patent Rights, or Licensed Product which is conceived or reduced to practice by either Party in connection with the Development of any Licensed Product, in any case comprising formulations, processes for making, dosing regimens, dosing devices or methods of use, administration or delivery of a Licensed Product.

1.40 “IND” shall mean an investigational new drug application, clinical study application, clinical trial exemption, or similar application or submission for approval to conduct human clinical investigations filed or to be filed with or submitted in regard to any Licensed Product to a Regulatory Authority in conformance with the requirements of such Regulatory Authority, including any such application filed with the FDA pursuant to 21 CFR Part 312.

1.41 “Indemnified Party” shall have the meaning provided in Section 10.3.

1.42 “Indemnifying Party” shall have the meaning provided in Section 10.3.

1.43 “Indication” shall mean any disease or condition for which the Licensed Product may have therapeutic, ameliorative, preventive or diagnostic activity and for which the Licensed Product is or can be developed.

1.44 “InflamaCORE Program Technology” shall mean any Invention, Know- How, or related research, information or technology made by a principal or employee or consultant of LICENSOR or other individual obligated to assign inventions to LICENSOR or any Affiliate of LICENSOR and any related or resultant intellectual property concerning a pharmaceutical or biological compound or composition comprising a Licensed Product or its use or manufacture.

1.45 “Inflammasome” shall mean a group of multiprotein complexes, comprising an upstream sensor protein of the NOD-like receptor (NLR) or AIM2-like receptor (ALR) family, the adaptor protein ASC, and at least one of : caspase-1, caspase-5, caspase-11 and/or caspase-8, involved in activation of the innate immune inflammatory response, leading to processing of pro-IL-1β and pro-IL-18 into their mature and bioactive forms.

1.46 “Information” shall mean any and all proprietary data, information materials and know-how (whether patentable or not) that are not in the public domain, including, (a) ideas, discoveries, inventions, improvements, technology or trade secrets, (b) pharmaceutical, chemical and biological materials, products, components or compositions, (c) methods, procedures, formulas, processes, tests, assays, techniques, regulatory requirements and strategies, (d) biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data relating thereto, (e) technical and non-technical data related to the foregoing, and (f) drawings, plans, designs,diagrams, sketches, specifications or other documents containing or relating to such data or materials.

1.47 Infringe” or “Infringement” means any infringement as determined by Applicable Law, including, without limitation, direct infringement, contributory infringement or any inducement to infringe.

1.48 “Invention” shall mean any invention, idea, innovation, enhancement, improvement or feature, whether or not patentable or registrable, together with any intellectual property rights relating thereto, including without limitation the Patent Rights and rights to confidentiality and proprietary information, made in the course and as a result of the conduct of the activities contemplated by this Agreement.

1.49 “Know-How” shall mean any and all information in whatever form, tangible or intangible and on whatever medium, including without limitation, information and materials relating to Inventions and other know-how, trade secrets, data relating to Licensed Product ( including without limitation all data from pre-clinical and clinical studies and other studies intended for regulatory submission ), results, formulae, DNA and amino acid sequence information and developments, , or any formulation, product improvement and/or indication thereof, or necessary or useful for the development, manufacture, commercialization or use of any of the foregoing

1.50 “Licensed Patents Rights ” shall mean any Patent Rights which are Controlled by LICENSOR or its Affiliate as of the Effective Date or become Controlled by LICENSOR or its Affiliate during the Term (including LICENSOR’s interest in any InflamaCORE Program Technology and Patent Rights that are Controlled by LICENSOR), to the extent necessary to Develop, have Developed, make, have made, use, sell, have sold, distribute, export, import or sublicense any Licensed Product in the Field in the Territory. Licensed Patent Rights includes patents or applications claiming subject matter relating to Licensed Product, including but not limited to compositions of matter, formulations, processes for making, dosing regimens, dosing devices, or uses of Licensed Product. Licensed Patent Rights as of the Effective Date are set forth in Exhibit A attached hereto which is incorporated herein by reference.

1.51 “Licensed Product” shall mean any pharmaceutical product, biotechnology product, pharmaceutical or biotechnology substance, pharmaceutical or biotechnology preparations (in any and all dosage forms), and all improvements thereof, that incorporates or otherwise comprises the InflamaCORE Program Technology or Licensed Patent Rights, including but not limited to IC100 and any Combination Product or Improvement thereof targeting an Inflammasome or a component thereof. Licensed Product shall also mean any and all diagnostic product or component thereof, including biomarkers or biological markers or one or more component thereof. For clarity, different formulations or dosage strengths of a given Licensed Product shall be considered the same Licensed Product for purposes of this Agreement.

1.52 “Licensed Technology” shall mean any Technology in the Field which is Controlled by LICENSOR or its Affiliate as of the Effective Date or becomes Controlled by LICENSOR or its Affiliate during the Term which is necessary or has been used by LICENSOR or its Affiliates to Develop, have Developed, make, have made, use, sell, have sold, distribute, export, import, , or sublicense any Licensed Product in the Field in the Territory.

1.53 “Licensee Entities” and “Licensee Entity” shall have the meaning provided in Section 10.1.

1.54 “Licensee Indemnitees” shall have the meaning provided in Section 10.2.

1.55 “Licensee Know-How” shall mean all Know-How in the possession of or controlled by LICENSEE or any Related Party (other than as a result or by virtue of any license granted by LICENSOR to LICENSEE under this Agreement) during the Term, including all Know-How developed or generated by or on behalf of LICENSEE or any of its Affiliates in the course of conducting research, development, manufacturing, regulatory or commercialization activities contemplated by this Agreement.

1.56 “Licensee Patent Rights” shall mean all Patent Rights Controlled by LICENSEE or any Related Party (other than as a result or by virtue of any license granted by LICENSOR to LICENSEE under this Agreement).

1.57 “Licensee Technology” shall mean Licensee Patent Rights and Licensee Know-How.

1.58 “Licensor Indemnitees” shall have the meaning provided in Section 10.1.

1.59 “Licensor Know-How” shall mean all Know-How controlled by LICENSOR or any of its Affiliates as of the Effective Date.

1.60   “Licensor Patent Rights” shall mean any and all Patent Rights controlled by LICENSOR or any of its Affiliates, including rights in the patents and patent applications listed in Exhibit A, and any patent rights relating to or arising from the InflamaCORE Program Technology.

1.61 “Licensor Technology” shall mean Licensor Patent Rights and Licensor Know-How.

1.62 “Losses” shall have the meaning provided in Section 10.1.

1.63 “Marketing Approval” shall mean all approvals from the relevant Regulatory Authority in a given country necessary to market and sell a biologic, pharmaceutical, device or diagnostic product in such country, including pricing and reimbursement approvals if required for marketing or sale of such product in such country.

1.64 “MAA” shall mean an application filed with the relevant Foreign Regulatory Authorities in Europe seeking Regulatory Approval to market and sell any Licensed Product in Europe or any country or territory therein for one or more particular Indication(s) within the Field.

1.65 ” Milestone Event” shall have the meaning provided in Section 4.3.

1.66 “Net Sales” shall mean the gross invoiced amounts received for all Licensed Products sold by LICENSEE, its Affiliates, Sublicensees and Distributors on behalf of LICENSEE or any of its Related Parties to Third Parties (other than Related Parties) throughout the Territory, less the following amounts actually incurred, allowed, paid, accrued or otherwise specifically allocated to Licensed Products by the Selling Party, all in compliance with applicable Accounting Standards, consistently applied by the Selling Party, during such calendar quarter with respect to the gross invoiced sales price of Licensed Products regardless of when such sales were made:

(a) normal and customary trade discounts, including trade, cash and quantity discounts or rebates, credits or refunds, actually allowed or taken, including discounts to governmental or managed care organizations;

(b) credits or allowances actually granted or made for rejection of or return of previously sold Licensed Products, including recalls, or for retroactive price reductions or allowances actually allowed or granted from the gross invoiced sales price, and billing errors or for stocking allowances;

(c) governmental and other rebates (or credits or other equivalents thereof) actually granted or credited to managed health care organizations, commercial insurance companies, pharmacy benefit managers (or equivalents thereof), distributors, national, state/provincial, local, and other governments, their agencies and purchasers, including government rebates such as Medicaid chargebacks or rebates and reimbursers, or to trade customers;

(d) reasonable fees paid to wholesalers, distributors, selling agent (excluding sales representatives of the Selling Party), group purchasing organizations, Third Party payors, other contractees and managed care entities, in each case determined with respect to the sales of the Licensed Product, including commercially reasonably promotional allowances actually granted to customers as reflected on the same invoice as for the sale of Licensed Product;

(e) charges separately invoiced for freight, insurance, transportation, postage and handling directly related to the delivery of Licensed Product to the extent included in the dross invoiced sales price.

(f) taxes, tariffs, custom duties or other governmental charges, including any tax such as a value added or similar tax or government charge levied on the sales, transfer, transportation or delivery of a Licensed Product borne by LICENSEE, its Affiliates, Sublicensees, Distributors, other than franchise or income tax of any kind whatsoever;

(g) bad debts or provision for bad debts deductions actually written off with respect to the Licensed Product during the applicable accounting period following the applicable Accounting Standards used by the Selling Party;

(h) Any import or export duties or their equivalent borne by LICENSEE, its Affiliates, Sublicensees, or Distributor.

In no event shall any particular amount identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions).

On a country-by-country basis, if a Licensed Product under this Agreement is sold in the form of a Combination Licensed Product in a country, Net Sales for the purpose of determining royalties due hereunder will be calculated by multiplying actual Net Sales of such Combination Licensed Product by the fraction A/(A+B) where A is the invoice price of the Licensed Product if sold separately, and B is the total invoice price of any other active component or components, or devices, in the Combination Licensed Product, if sold separately.

If, on a country-by-country basis, the other active component or components in the Combination Licensed Product are not sold separately in said country, Net Sales for the purpose of determining royalties of the Combination Licensed Product shall be calculated by multiplying actual Net Sales of such Combination Licensed Product by the fraction A/C where A is the invoice price of the Licensed Product, if sold separately, and C is the invoice price of the Combination Licensed Product.

If, on a country-by-country basis, neither the Licensed Product nor the other active component or components of the Combination Licensed Product is sold separately in said country, Net Sales for the purposes of determining royalties of the Combination Licensed Product shall be determined by the Parties in good faith based on the relative value of the Licensed Product and the additional active ingredients that are included in the Combination Licensed Product.

In the case of discounts on packages of products or services which include a Licensed Product in those countries of the Territory in which such is legally permissible (“Packages” or “Product Bundle”), the discount applied to the Licensed Product within the Package shall be no greater than the discount determined by discounting the list price of the Licensed Product in the Package by the average percentage discount of list prices of all products of LICENSEE in the same Package, calculated as follows:

Average percentage discount on a particular Package	{1-A/B}x100

where A equals the total discounted value of a particular Package of products, and B equals the sum of the undiscounted value of the same Package of products. LICENSEE shall provide reasonable documentation supporting the percentage discounts with respect to each product within such Package.

A “sale” of a Licensed Product is deemed to occur upon the invoicing, or if no invoice is issued, upon the earlier of shipment or transfer of title in the Licensed Product to a customer.

For clarification, sale of Licensed Product by a Selling Party to another Selling Party for resale by such entity to a Third Party (other than a Related Party) shall not be deemed a sale for purposes of this definition of “Net Sales,” provided that the subsequent resale is included in the computation of Net Sales. Further, transfers or dispositions of Licensed Product, without consideration:

(A) in connection with patient assistance programs; (B) for charitable or promotional purposes; (C) for preclinical, clinical, regulatory or governmental purposes or under so- called “named patient” or other limited access programs; or (D) for use in any tests or studies reasonably necessary to comply with Applicable Law, regulation or request by a Regulatory Authority, shall not, in each case of (A) through (D), be deemed sales of such Licensed Product for purposes of this definition of “Net Sales.”

1.67 “Other Active” shall mean any active biologic or pharmaceutical ingredient that is not a Licensed Product.

1.68 “Party” shall mean LICENSEE and LICENSOR, individually, and “Parties” shall mean LICENSEE and LICENSOR, collectively.

1.69 “Patent Certification” shall have the meaning provided in Section 8.6.

1.70 “Patent Costs” shall mean the costs associated with Prosecution and Maintenance of Licensed Patent Rights, including but not limited to, application filing fees, administrative fees assessed by a patent office, attorney’s fees, maintenance and/or annuity fees, patent validation costs, and the like.

1.71 “Patent Rights” shall mean the rights and interests in and to any and all issued patents and pending patent applications (including inventor’s certificates and utility models) in any country or jurisdiction in the Territory, including any and all provisionals, non-provisionals, substitutions, continuations, continuations-in-part, divisionals and other continuing applications, supplementary protection certificates, renewals, and all letters patent on any of the foregoing, and any and all reissues, reexaminations, extensions, confirmations, registrations and patents of addition on any of the foregoing.

1.72 “Payment Breach” shall have the meaning provided in Section 9.2(a).

1.73 “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.74 “Phase I Clinical Trial” shall mean a human clinical trial of Licensed Product in any country primarily designed to determine initial tolerance, toxicity, safety or pharmacokinetic information.

1.75 “Phase II Clinical Trial” shall mean a human clinical trial of a Licensed Product in any country primarily designed to test the effectiveness of chemical or biologic agents for purposes of identifying an appropriate dose for Phase 3 Clinical Trials for a particular Indication or Indications.

1.76 “Phase IIa Clinical Trial” or “Phase II a” shall mean, as to a particular Licensed Product for a particular Indication in the Field, any human clinical study where a principal purpose is to determine preliminary evidence of efficacy and safety, and to establish a dose or dose range to support further Development ( “POC” or “Proof of Concept”) of such Licensed Product in a patient population that has the Indication in the Field being studied.

1.77   “Phase III Clinical Trial” shall mean a human clinical trial of a Licensed Product in any country designed to: (i) establish that such Licensed Product is safe and efficacious for its intended use; (ii) define warnings, precautions and adverse reactions that are associated with the Licensed Product in the dosage range to be prescribed and (iii) support regulatory approval of such Licensed Product that would satisfy the requirements of 21 CFR 312.2l(c) or its non-US equivalents.

1.78 “Product Bundle” shall have the meaning provided in Section 1.65.

1.79 “Receiving Party” shall have the meaning provided in Section 6.1.

1.80 “Regulatory Authority” shall mean any country, federal, supranational, state or local regulatory agency, department, bureau or other governmental or regulatory authority having the administrative authority to regulate the development or marketing of pharmaceutical products in any country or other jurisdiction.

1.81   “Regulatory Documentation” shall mean all regulatory applications, registrations, licenses, authorizations and approvals (including all [INDs, NDAs and Marketing Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), and all reports and documentation in connection with clinical studies and tests (including study reports and study protocols, and copies of all interim study analysis), and all data contained in any of the foregoing, including all INDs, NDAs, advertising and promotion documents, manufacturing data, drug master files, active submission master files, clinical data, adverse event files and complaint files, in each case related to a Compound and/or Product.

1.82 “Regulatory Exclusivity” shall mean marketing or manufacturing exclusivity conferred by the applicable Regulatory Authority in a country or jurisdiction on the holder of a Marketing Approval for a pharmaceutical or biological product in such country or jurisdiction, including, by way of example and not of limitation, regulatory data exclusivity, orphan drug exclusivity (ODE), new chemical entity exclusivity (NCE) and pediatric exclusivity (PED).

1.83   “Regulatory Filing” shall mean any filing or application with any Regulatory Authority, including Drug Approval Applications and authorizations, approvals or clearances arising from the foregoing, and all correspondence with such Regulatory Authority, as well as minutes of any material meetings, telephone conferences or discussions with such Regulatory Authority, in each case with respect to a Licensed Product in the Field.

1.84 “Related Party” shall mean each of LICENSEE’s or LICENSOR’s Affiliates and in the case of LICENSEE its and their respective direct and indirect Sublicensees of all tiers hereunder and distributors.

1.85 “Royalty Bearing Net Sales” means the Net Sales in a Royalty Bearing Territory.

1.86 “Royalty Bearing Territory” means any country within the Territory where LICENSEE has or incurs royalty obligations.

1.87 “Royalty Term” shall have themeaning provided in Section 4.5.

1.88 “Selling Party” shall have the meaning provided in Section 1.65.

1.89   “Serious Adverse Event” or “SAE” shall mean any untoward medical occurrences that at any dose results in death, is life-threatening, requires inpatient hospitalization or prolongation of existing hospitalization, results in persistent or significant disability/incapacity, or is a congenital anomaly/birth defect.

1.90 “Sublicensee” shall mean any Third Party to which LICENSEE grants a sublicense of the rights granted by LICENSOR to LICENSEE pursuant to Section 2.1 of this Agreement, whether such Third Party’s sublicense was granted to it directly by LICENSEE or its Affiliate or indirectly through one or more tiers of sublicense.

1.91 “Subscription Agreement” shall have the meaning provided in Section 4.1.

1.92 “Technology” shall mean and include any and all unpatented proprietary ideas, inventions, trade secrets, discoveries, data (including, but not limited to, pharmacology data, chemistry data (including analytical, product characterization, manufacturing, and stability data), toxicology data), results, formulae, designs, specifications, methods, processes, formulations, techniques, know-how, technical information (including, without limitation, structural and functional information), process information, pre-clinical information, clinical information (including investigator reports (both preliminary and final), statistical analyses, expert opinions and reports, safety and other electronic databases), and all supporting data for each of the foregoing, and any and all Proprietary Materials, including all proprietary biological, chemical, pharmacological, toxicological, pre-clinical, clinical, assay, control and manufacturing data and materials.

1.93 “Term” shall mean the period commencing on the Effective Date and continuing until the expiration or termination of this Agreement in accordance with the terms hereof.

1.94 “Territory” shall mean all countries and jurisdictions of the world.

1.95 “Third Party” shall mean, as to a Party, any entity other than that Party and its respective Affiliates.

1.96 “Valid Claim” shall mean any claim within an issued, unexpired patent or pending patent application within the Licensed Patent Rights that (a) has not been finally, i.e., with no route of appeal available, (i) cancelled, (ii) withdrawn, (iii) abandoned or (iv) rejected by any administrative agency or other body of competent jurisdiction, and (b) has not been revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, and (c) has not been rendered unenforceable through disclaimer or otherwise, and/or (d) is not lost through an interference proceeding.

1.97 “Third Party Patent Licenses” shall have the meaning provided in Section4.6(b).

1.98 “UM” shall mean the University of Miami.

1.99 “Warrants” shall have the meaning provided in Section 4.1.

1.100 “Warrant Stock” shall have the meaning provided in Section 4.

ARTICLE 2

LICENSE GRANT OF RIGHTS.

2.1 License Grant. Subject to the terms and conditions of this Agreement, LICENSOR hereby grants to LICENSEE an exclusive, worldwide, royalty-bearing license including the right to sublicense through multiple tiers of sublicense, to the Invention and Improvements, including all Licensed Patent Rights, Licensed Technology, and the InflamaCORE Program Technology to develop, make, have made, use, sell, have sold, offer for sale, market, Commercialize, distribute, export, import the Licensed Product(s) in the Field and in the Territory during the Term.

(b) Subject to the terms and conditions of this Agreement, LICENSOR hereby Grants to LICENSEE an exclusive, worldwide, fully-paid license, without the right to grant sublicenses except upon a Change of Control of LICENSEE, under the Licensor Know-How, to develop, make, have made, use, sell, have sold, offer for sale, market, commercialize, distribute, export, import the Licensed Compound and Licensed Products in the Field during the Term.

2.2 Sublicensing. Any sublicense granted by LICENSEE or any Related Party under this Agreement to a Sublicensee shall be (a) in writing and (b) subject and subordinate in all respects to, and consistent with, the terms and conditions of this Agreement. LICENSEE shall provide LICENSOR with a copy of each and every sublicense agreement entered into with any Sublicensee, and any amendment thereto, within 30 (thirty) days of its execution. LICENSEE shall be liable for the failure of Sublicensees to comply with the relevant obligations under this Agreement and shall, at its own cost, enforce compliance by Sublicensees with the terms of the relevant sublicense agreement.

2.3 Technology Transfer.

(a) Licensor Know-How. Within 60 (sixty) days after the Effective Date, LICENSOR shall transfer to LICENSEE all technical and other data, including, but not limited to, toxicology and other pre-clinical data, within the Licensor Know-How related to the Licensed Product(s) or the Licensor Technology in LICENSOR’s possession and Control that (a) is available in written, graphic, electronic or other tangible form (or true and complete copies thereof), and to the extent such data exists in electronic form, LICENSOR may provide the same to LICENSEE in electronic form.

(b) Advisory and Research Assistance. The Parties acknowledge that [***] ( “the Primary InflamaCORE Inventors”) are being appointed to the Scientific Advisory Board of LICENSEE and in that capacity, and under the terms of the executed Scientific Advisory Board Agreement, will be available to provide scientific and technical advice and assistance in the implementation and practice of the Licensor Know- How and Licensor Technology transferred to LICENSEE pursuant to this Section 2.3 including participation in research and development activities as agreed by the Parties, including participation in research and development activities

2.4 No Implied Licenses; Retained Rights. No right or license under any Patent Rights, Know-How or other Information is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement. Additionally, notwithstanding anything to the contrary in this Article 2, LICENSOR retains the right under the Licensor Patents and Licensor Know-How to use Licensed Products in its internal research and development efforts, purely for research and development purposes, other than for the purpose of Developing, Commercializing or manufacturing of Licensed Product(s), which it shall perform only pursuant to this Agreement.

2.5 Restricted Activities. During the Term of this Agreement and for a period of seven (7) years thereafter (unless this Agreement is terminated by LICENSOR pursuant to Section 9.2. 9.3 or 9.5 or by LICENSEE pursuant to Section 9.4) LICENSOR shall not develop, make, have made, use, sell, have sold, offer for sale, Commercialize, distribute, export, import, or grant any licenses under the Licensed Technology and/or Licensed Know-How to any Third Party to develop, make, have made, use, sell, have sold, offer for sale, Commercialize, distribute, export, import ) the Licensed Product(s) which practices the Licensed Technology for use in the Field or outside of the Field without the express written consent of LICENSEE.

2.6 Third-Party Technology. The licenses granted under this Article include sublicenses of Third-Party technology to the extent that such sublicenses can be so granted. To the extent the licenses include sublicenses of Third-Party Technology, the licenses and rights granted to LICENSEE under such Third-Party technology in any event, shall be subject to the terms and conditions of the license agreement pursuant to which the underlying license, and the sublicensing rights hereunder, were granted. To this end, as of the Effective Date, LICENSOR shall use all reasonable efforts to assign or otherwise transfer all rights to LICENSEE all Third-Party contracts. A complete list of all Third-Party contracts is attached as Exhibit B.

a) As such, LICENSOR signed a Services Agreement on May 28, 2016 with the company Selexis SA, a company incorporated under the laws of Switzerland, with its registered offices at 18 Chemin des Aulx, 1228 Plan-les-Ouates, Geneva, Switzerland ( “SELEXIS”), by which LICENSOR engaged SELEXIS to establish cell lines for the production of certain of LICENSOR’s proprietary recombinant protein(s) encoded by cDNAs, and for the development of mammalian stable cell pools and high-performance research cell banks (“RBC”) for the production of recombinant proteins using the SELEXIS sure cell line development platform.

b) As such, whereas LICENSEE requires, and SELEXIS is willing to grant to LICENSOR, a license to SELEXIS Technology under the SELEXIS Know-How and the SELEXIS Patent Rights to use the cell lines as mentioned in point 2.6 a) above to produce certain proteins for subsequent Development, manufacture and Commercial sale and distribution of certain products incorporating the SELEXIS Technology, on terms and conditions set forth in a Commercial License Agreement, LICENSOR shall undertake diligent efforts and shall enter into and execute a Commercial License Agreement with SELEXIS within a reasonable time as agreed by the Parties and as necessary for LICENSEE to carry out its Development, manufacture and Commercial sale and distribution of the Licensed Product(s).

c) As such, LICENSOR entered and executed a license agreement with University of Miami contemporaneous with this Agreement for rights in certain patents and technologies assigned to UM.

2.7 Independent Research. Except with respect to Licensed Product(s) and Improvements, defined in Sections 1.51 and 1.39, respectively, each Party is free to Develop novel Inflammasome inhibitors and/or Inflammasome stimulators, including pharmaceutical products, biotechnology products, pharmaceutical or biotechnology substances, pharmaceutical or biotechnology preparations, as well as diagnostic products, biomarkers or biological markers independent of this Agreement, and are not Licensed Products or Improvements. The Parties agree that if LICENSOR discovers or develops any novel Inflammasome inhibitor and/or Inflammasome stimulator pursuant to this Section 2.7, LICENSEE will receive from LICENSOR the Right of First Refusal for the exclusive, worldwide rights in all such products or potential uses and all potential indications in- or outside the Field.

ARTICLE 3

DEVELOPMENT, MANUFACTURING AND COMMERCIALIZATION

3.1 Responsibility. LICENSEE (itself or with or through its Related Parties) shall be solely responsible, at its own expense, for, and shall control all aspects of, worldwide Development (including non-clinical and clinical Development), manufacture, registration and Commercialization (including, but not limited to marketing, promotion, selling, distribution, sublicensing, product pricing and potential recalls) for Licensed Product(s) and Improvements in the Field in the Territory.

LICENSEE will be the Development, manufacturing and Commercialization Party with respect to all Licensed Product(s). As such, LICENSEE shall have full and exclusive decision- making authority with respect to all Development, Commercialization, and manufacturing activities for all Licensed Products, provided that such decisions are consistent with this Agreement and except as otherwise set forth in this Agreement.

As mentioned above, LICENSEE will be solely responsible for the Development of all Licensed Products. While LICENSEE is solely responsible for Development, LICENSOR agrees to be willing, under certain terms and conditions, to carry out certain tasks under the Development plan of LICENSEE and direction of LICENSEE as mutually agreed to between the Parties from time to time.

In carrying out the Development, LICENSEE agrees to use the same level of time, effort and funding as is consistent with that expended on other LICENSEE’s projects at a similar stage and level of Development with a target market of similar size and importance. LICENSEE’s failure to comply with such diligence obligations shall constitute a breach of this Agreement.

LICENSEE will use Commercially Reasonable Efforts to Develop the Licensed Product(s) pursuant to this Agreement, and to undertake investigations and actions required to obtain appropriate Regulatory Approvals necessary to conduct human clinical trials and to conduct such clinical trials necessary to obtain approval to market the Licensed Product(s) in the Field in the Territory. In determining whether LICENSEE is using the efforts described in this Section to Develop a Licensed Product, the Parties shall consider, among other things, whether Licensed Product(s) is in Active Development which shall mean that at any given time LICENSEE shall be diligently engaging in one or more of the following Development activities for Licensed Product(s), including but not limited to: formulation development; study/protocol design activity; awaiting protocol approval from the applicable institutional review board or Regulatory Authority, patient recruitment; patient treatment; data analysis; report writing for any clinical trial; Regulatory Filing(s) being drafted, pending or reviewed; pricing, reimbursement or marketing approvals pending; manufacturing and quality control investment work; synthetic process development; packaging development; manufacturing scale-up and validation; pre-clinical or in-vitro characterization and “go/no-go” decisions awaited from a formal Research and Development Committee within LICENSEE to initiate any of the preceding activities. In the event that LICENSEE fails to use Commercially Reasonable Efforts as required hereunder, the LICENSOR shall have the right, in addition to other remedies it may have at law or equity, to terminate the licenses granted under Section….of this Agreement for breach in accordance with Section 9, below (including the notice and cure provisions therein).

Without limiting the foregoing, LICENSEE (itself and/or with or through its Related Parties) shall be solely responsible for preparing and submitting all required Regulatory Filings on a worldwide basis in connection with obtaining and maintaining Marketing Approvals with respect to Licensed Product(s) in the Field in the Territory, including all IND’s, BLA’s and NDA’s, at LICENSEE’s sole expense. All of such submissions and other Regulatory Filings relating to Licensed Product(s) in the Field shall be submitted in the name of, and owned by, LICENSEE (or a Related Party, as applicable). LICENSEE shall solely own all Drug Approval Applications and Regulatory Approvals.

LICENSEE shall retain exclusive authority and responsibility for handling, in any manner it deems appropriate, any disputes or law suits with any agencies on a worldwide basis regarding the regulatory status of the Licensed Product(s).

LICENSEE shall be solely responsible for the manufacturing of Licensed Product(s) for non- clinical, clinical, regulatory and commercial purpose and use in such a manner as to assure quality assurance as stringent as such quality assurance standards used by LICENSEE and its Affiliates in the manufacture of its other pharmaceutical and biotechnology products, continuity and security of supply, compliance with cGMP, and compliance with all applicable regulatory requirements. Such manufacturer(s) may include Third Parties.

3.2 Records. LICENSEE shall maintain, or cause to be maintained, complete and accurate records of all Development work conducted by or on behalf of LICENSEE with respect to Licensed Product(s), including all results, data, inventions and Developments made in the performance of such Development work. All such records maintained shall be in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.

3.3 Reports; Meetings. On or before December 1 of each calendar year during the Term prior to the initiation of the first Phase 3 Clinical Trial for the Licensed Product(s) and on or before December 1 of each calendar year following initiation of the first Phase 3 Clinical Trial for the Licensed Product(s), LICENSEE shall deliver to LICENSOR a written progress report (i) summarizing the status of the Development efforts by LICENSEE and Related Parties, including the Indications for which the Licensed Product(s) is being Developed, (ii) disclosing any IND or BLA/NDA submitted, and any Marketing Approval obtained, by or on behalf of LICENSEE or any Related Party with respect to any Licensed Product(s) (including the applicable Indication), and (iii) summarizing Commercialization activities undertaken or planned for Licensed Product(s) by or on behalf of LICENSEE or any Related Party ; in each case, in the preceding twelve (12) months. LICENSEE shall promptly respond to any of LICENSOR’s reasonable written requests or inquiries relating to the written progress reports provided hereunder. In addition, the Parties shall, if LICENSOR shall so request in writing (but no more than semi-annually), hold periodic meetings (by telephone or videoconference unless otherwise agreed) at which qualified representatives of LICENSEE responsible for the Product Development of Licensed Product(s) will report to LICENSOR, and respond to LICENSOR’s reasonable questions regarding the progress and results of LICENSEE’ s Development and registration efforts. Comments furnished by LICENSOR shall be considered in goodfaith.

3.4 Compliance with Applicable Laws. LICENSEE shall conduct, and shall cause its Related Parties to conduct, all Development, regulatory, manufacturing and Commercialization activities with respect to Licensed Product(s) anywhere in the world in compliance with all Applicable Laws and, as applicable, GLP, GCP and/or GMP.

ARTICLE 4

CONSIDERATION

4.1 Equity Issuance. In partial consideration for the rights and licenses granted to LICENSEE hereunder, LICENSEE shall issue to LICENSOR, at the closing on the Effective Date, four Warrants to purchase an aggregate of 1,000,000 shares of Licensee Common Stock as set forth in the table below, $0.00001 par value per share, which shall be in substantially the forms attached hereto as Exhibit C (the Warrants”)- The stock issued on exercise of the Warrants (“Warrants Stock”) shall (i) have the terms and conditions set forth in the Warrants, and (ii) be issued to LICENSOR pursuant to the terms of a Subscription Agreement in the form attached hereto as Exhibit C (the “Subscription Agreement”).

Warrants	Shares of Common Stock Covered by Warrant	First Date Warrant May be Exercised	Exercise Price per Share of Common Stock

1	400,000	At closing and signing of the License Agreement between the Parties.	$2.30

2	[***]	[***]	The price per share of Common Stock at the time of the milestone achievement, unless superseded by Sections 4.1a or 4.1b, below
3	[***]	[***]	The price per share of Common Stock at the time of the milestone achievement, unless superseded by Sections 4.1a or 4.1b, below
4	[***]	[***]	The price per share of Common Stock at the time of the milestone achievement, unless superseded by Sections 4.1a or 4.1b, below

Notwithstanding the above schedule of Warrants, it is understood that certain events may cause a change of Exercise Price or may cause a change to, including an acceleration of, the First Date Warrant May be Exercised.

a)	In the event of a public offering of stock in an Initial Public Offering (IPO) by LICENSEE, any or all of Warrants 2-4 not previously issued shall be issued on the date of the IPO at an Exercise Price equal to the IPO stock offering price.

b)	In the event of a Change of Control (as defined in 1.15 of this Agreement) prior to an IPO, the Warrants shall be issued in accordance with the above schedule (i.e., the same First Date Warrant May be Exercised) and the Exercise Price per Share of Common Stock shall be the same price as of the preceding private financing round.

4.2 Upfront Fee. The Upfront Fee for this license is $0. However, as partial consideration for the rights and licenses granted to LICENSEE hereunder, LICENSEE agrees to and shall pay to LICENSOR within fifteen (15) Business Days of the Effective Date a one-time, non-refundable, non-creditable payment of $346,321.08 (or as determined) as a non-revenue reimbursement (“Pass-Through Fee”) for costs incurred by LICENSOR in obtaining license rights. For purposes of this Agreement, a “Business Day” shall mean a day on which banks in Miami, Florida are open for business.

4.3 Milestone Payments. Within Forty-five (45) Business Days of the first achievement of each of the milestone events (each, a “Milestone Event”) set forth in the table below by LICENSEE or any Related Party, LICENSEE shall provide LICENSOR with written notice of such achievement and shall pay to LICENSOR the corresponding one-time, non-refundable, non- creditable milestone payment as set forth below:

Milestone Event for First Indication of a Therapeutic Licensed Product	Milestone Payment
At IND submission for the First Indication of a Therapeutic Licensed Product	$200,000
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Each of the above milestone payments shall only be paid once, for the first achievement of the corresponding Milestone Event by any Licensed Product (regardless of the number of times such milestone event is achieved by a Licensed Product, the number of Indications for which such milestone event is achieved by a Licensed Product, or the number of Licensed Product(s) that achieve such milestone event, and regardless of whether any such milestone event is achieved by the same Licensed Product that achieved any other milestone event or by a different Licensed Product). In addition, in the event LICENSEE provides notice of termination of this Agreement for all countries in the Territory pursuant to Section 9.4 prior to the date any milestone payment would otherwise be payable, LICENSEE shall not be required to pay any such milestone payment.

For clarity, if a Licensed Product is Developed initially for one Indication, such Indication shall be the First Indication. If such Development is successful and such Licensed Product is Commercialized for such Indication, and LICENSEE develops such Licensed Product for another Indication, such other Indication shall be a Second Indication. If Development of such Licensed Product for such Second Indication is terminated, but such Licensed Product is then Developed and Commercialized for a Third Indication, then for calculating milestones hereunder, any milestones that are due with respect to a Second Indication that were not previously paid by LICENSEE for the Licensed Product for a Second Indication shall be due when such milestone is achieved for the third in time Indication ( i.e. the third in time Indication would function as a Second Indication for the purpose of this Section 4.3 ).

The same would be true if the Development of the First Indication would be terminated, but such Licensed Product is then developed and commercialized for a Second Indication, then for calculating milestones hereunder, any milestone that are due with respect to a First Indication that were not previously paid by LICENSEE for the Licensed Product for the First Indication shall be due when such milestone is achieved for the second in time Indication.

4.4 Royalties. Subject to Sections 4.6, 4.7 and 4.8 below, LICENSEE shall pay to LICENSOR an incremental, tiered royalty equal to the applicable royalty rate set forth below, multiplied by the relevant portion of all annual Royalty Bearing Net Sales by LICENSEE and Related Parties of each Licensed Product sold in the Royalty Bearing Territory in each calendar year as set forth below:

Annual Net Sales of Licensed Product	Royalty Rates for a Licensed Product with Valid Patent Protection.
Portion of Net Sales up to and including $[***]	[***]
Portion of Net Sales greater than $[***], up to and including $[***]	[***]
Portion of Net Sales greater than $[***]	[***]

Said royalty shall therefore be calculated as follows: Assume $[***] of Net sales of a Licensed Product in a given calendar year, the royalty would be ($[***] x [***]) + ($[***] x [***]) + ($[***] x [***]) = a royalty payment of $[***]

4.5 Royalty Term. Royalties under Section 4.4 shall be payable on a product-by-product and country-by-country basis during the period of time commencing on the First Commercial Sale of a Licensed Product in a country and ending upon the latest of: (a) expiration of the last-to-expire of a patent within the Licensor Patent Rights having a valid claim covering a Licensed Product in such country (a “Valid Claim”), or (b) expiration of Regulatory Exclusivity for such Licensed Product in such country on a product-by-product and country-by-country basis (the “Royalty Term”). Upon expiration of the Royalty Term for a Licensed Product in a country, LICENSEE’s license under Section 2.1 with respect to such Licensed Product in such country shall become fully-paid, irrevocable and perpetual to make, have made, use, sell, offer for sale, have sold, Commercialize, distribute, sublicense, export and import the Licensed Product in that country. Royalties are payable so long as a Regulatory Exclusivity applies to the Licensed Product or if the manufacture, sale, offer for sale, exportation or importation would infringe (but for the licenses granted herein) any Valid Claim of a patent within the Licensed Patent Rights in the country of sale.

4.6 Third-Party Licenses.

(a) LICENSOR shall be solely responsible for respecting and honoring all agreement and license fees, royalty, milestone and anniversary payments that may become due and payable to its licensor(s) as a result of the Development or Commercialization of Licensed Product(s) in the Field by LICENSEE and Related Parties with the exception of Net Sales royalties that may become due and payable to the UM, which shall be paid by LICENSEE directly to the UM.

(b) Additional Third-Party Licenses. In the event that LICENSEE determines that it is necessary to obtain one or more licenses under issued and unexpired Patent Rights of Third Parties (excluding Sublicensees) in order to make, have made, use, sell, offer to sell, have sold, Commercialize, distribute, sublicense, import and export a Licensed Product in a country (“Third Party Patent Licenses”), [***] of the royalties actually paid to Third Parties under such Third Party Patent Licenses by LICENSEE for the sale of such Licensed Product in such country shall be creditable against the royalty payments due to LICENSOR by LICENSEE with respect to Net Sales of such Licensed Product in such country ; provided, however, that in no event shall the royalties otherwise owed by LICENSEE to LICENSOR in such country be reduced by more than [***] as a result of any and all such offsets in the aggregate. Any portion of the royalties paid to Third Parties under such Third Party Patent Licenses with respect to such Licensed

Product in such country that LICENSEE would, but for the foregoing limitation on royalty reductions, be entitled to deduct under this Section 4.6(b) shall be carried over and applied against royalties payable to LICENSOR in respect of such Licensed Product in such country in subsequent calendar years until the full deduction is taken; provided, however, that in no event shall the royalties otherwise owed by LICENSEE to LICENSOR for any calendar year in such country be reduced by more than [***] as a result of any and all such offsets in the aggregate. For clarity, in no event shall LICENSEE be entitled to deduct from royalties payable to LICENSOR hereunder any royalties or other amounts that may be paid or payable by LICENSEE to any Third Party with respect to Patent Rights or other intellectual property rights covering any Other Active in a Combination Product.

4.7 Compulsory License. If at any time and from time to time a Third Party in any country shall, under the right of a Compulsory License granted or ordered to be granted by a competent governmental authority, manufacture, use or sell any Licensed Product, with respect to which royalties would be payable to LICENSOR pursuant to this Article 4, then LICENSEE may reduce the royalty on sales in such country for such Licensed Product During the term of a Compulsory License granted to a Third Party with respect to a L i c e n s e d Product in any country with a royalty rate lower than the royalty rate under Section 4.4, the royalty rate applicable to Net Sales of such Licensed Product pursuant to that Compulsory License in that country under Section 4.4 shall be reduced to a rate which is [***] less than the rate paid by the Compulsory Licensee; provided, however, that if the royalty rate payable by the Compulsory Licensee with respect to Net Sales of such Licensed Product in such country is [***]or less, then LICENSEE shall pay to LICENSOR [***] of the royalties received by LICENSEE or its Affiliate with respect to Net Sales of such Licensed Product pursuant to that Compulsory License in such country by such Compulsory Licensee.

4.8. Adjustment for Biosimilar Competition. During any portion of the Royalty Term for a Licensed Product in a country, if one or more Biosimilar versions of such Licensed Product account for [***] or more of aggregate unit sales of such Licensed Product and such Biosimilar version(s) in such country in a calendar quarter, as determined by reference to applicable sales data obtained from IMS Health or from such other source for such sales data as may be agreed upon by the Parties (provided that such other source, if any, shall be generally recognized as a reliable source for pharmaceutical sales data among major pharmaceutical companies), then for the remainder of the Royalty Term for such Licensed Product in such country, the royalties payable by LICENSEE to LICENSOR under Section 4.4 with respect to Net Sales of such Licensed Product in such country shall be reduced by [***].

ARTICLE 5

PAYMENT, RECORDS, and AUDITS

5.1 Payment; Reports. Royalties under Section 4.4 shall be calculated and reported for each calendar quarter during the Royalty Term and shall be paid within 60 days after the end of the calendar quarter (which means that if the 60th day following the end of any calendar quarter is not a Business Day, then said due date will be the Business Day immediately preceding said 60th day). Each payment of royalties for Licensed product shall be accompanied by a report for each country in the Territory of Net Sales of Licensed Products by LICENSEE and Related Parties which occurred in the calendar quarter covered by such statement, and in sufficient detail to permit confirmation of the accuracy of the payment made, including gross sales and Net Sales in local currency of Licensed Products on a Licensed Product-by–Licensed Product and country-by-country basis (including calculation of Net Sales of Combination Products based on all of the active ingredients in such Combination Products), the applicable royalty rate under this Agreement, the deductions from gross sales (by major category as set forth in the definition of Net Sales, and including subcategories if and to the extent required by said definition), details of any royalty credits taken or reductions or adjustments applied pursuant to the terms hereof; the royalties payable in each country’s local currency; the applicable exchange rate to convert from each country’s currency to United States Dollars under Section 5.2; and the royalties payable in United States Dollars.

For purposes of determining when a sale of the Licensed Product occurs under this Agreement, the sale shall be deemed to occur on the earlier of (i) the date the Licensed Product is shipped, or (ii) the date of the invoice to the purchaser of the Licensed Product.

5.2 Exchange Rate; Manner and Place of Payment. All payment amounts in this Agreement are expressed in U.S. dollars, and all payments hereunder shall be payable in U.S. dollars. When conversion of payments from any foreign currency is required, such conversion shall be calculated using an exchange rate equal to the average of the interbank rates of exchange for such currency as reported at OANDA.com during the calendar quarter for which payment is due. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to the bank and account designated in writing by LICENSOR.

5.3 Income Tax Withholding. LICENSOR will pay any and all taxes levied on account of any payments made to it under this Agreement. If any taxes are required to be withheld by LICENSEE from any payment made to LICENSOR under this Agreement, LICENSEE shall (a) deduct such taxes from the payment made to LICENSOR, (b) timely pay the taxes to the proper taxing authority, (c) send proof of payment to LICENSOR and certify its receipt by the taxing authority within 30 days following such payment, and (d) cooperate with LICENSOR in any way reasonably requested by LICENSOR, to obtain available reductions, credits or refunds of such taxes. Without limiting the generality of the foregoing, upon request by LICENSOR, LICENSEE shall provide LICENSOR such information in LICENSEE’s possession as may be reasonably necessary for LICENSOR to obtain the benefit of any present or future treaty against double taxation which may apply to payments made to LICENSOR under this Agreement.

If LICENSEE had a duty to withhold taxes in connection with any payment it made to LICENSOR under this Agreement, but LICENSEE failed to withhold, and such taxes were assessed against and paid by LICENSEE, the LICENSOR will indemnify and hold harmless LICENSEE from and against such taxes (including interest). If LICENSEE makes a claim under Article 5, it will comply with the obligations imposed by this Article 5 as if LICENSEE had withheld taxes from a payment to LICENSOR. If by law, regulations or fiscal policy of a particular country in the Territory, remittance of royalties in United States Dollars is restricted or forbidden, written notice thereof shall promptly be given to LICENSOR, and payment of the royalty shall be made by the deposit thereof in local currency to the credit of LICENSOR in a recognized banking institution designated by LICENSOR by written notice to LICENSOR. When in any country in the Territory the law or regulations prohibit both the transmittal and the deposit of royalties on sales in such country, royalty payments shall be suspended for as long such prohibition is in effect and as soon as such prohibition ceases to effect, all royalties that LICENSEE would have been under an obligation to transmit or deposit but for the prohibition shall forthwith be deposited or transmitted, to the extent allowable.

5.3 Audits. Commencing as of the date of First Commercial Sale of the Licensed Product, LICENSEE shall keep (and shall cause its Affiliates, Distributors and Sublicensees to keep) complete and accurate records pertaining to the sale or other disposition of Licensed Product(s) in sufficient detail to permit LICENSOR to confirm the accuracy of all royalty payments due hereunder for at least three (3) full calendar years following the end of the calendar year to which they pertain. LICENSOR shall have the right, but no more than once per year, and at its sole expense, to cause an independent, certified public accountant reasonably acceptable to LICENSEE to audit such records solely to confirm Net Sales and royalties for a period covering not more than the preceding three (3) full calendar years. No calendar year shall be subject to audit under this Section more than once. Such audits may be exercised during normal business hours upon reasonable prior written notice of not less than 30 days to LICENSEE in the location where the records are maintained. The auditor will execute a reasonable written confidentiality agreement with LICENSEE and will disclose to LICENSOR only such information as is reasonably necessary to provide LICENSOR with information regarding any actual or potential discrepancies between amounts reported and actually paid and amounts payable under this Agreement. The auditor will send a copy of the report to LICENSEE at the same time it is sent to LICENSOR. The report sent to both Parties will include the methodology and calculations used to determine the results. Prompt adjustments shall be made by the Parties to reflect the results of such audit. LICENSOR shall bear the full cost of such audit unless such audit discloses an underpayment by LICENSEE of more than [***] of the amount due for any calendar year under this Agreement, in which case, LICENSEE shall bear the full cost of such audit and shall promptly remit to LICENSOR the amount of any underpayment ( plus interest thereon at a rate equal to the prime rate plus [***], if the underpayment by LICENSEE is more than [***] of the amount due for any Calendar year ). If such audit discloses an overpayment by LICENSEE, then LICENSEE will deduct the amount of such overpayment from amounts thereafter owed to LICENSOR under this Agreement.

LICENSEE shall have a corresponding right to audit the books and records of LICENSOR to the extent reasonably required to confirm out-of-pocket expenses of LICENSOR for which LICENSEE is responsible pursuant to Section 8.2. Any such audit shall be subject to the corresponding terms and conditions of this Section, mutatis mutandis.

5.4 Late Payments. In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest at a rate per annum that is [***] above the then-current prime rate quoted by Citibank in New York City, said rate to be applied for the period from the due date for payment until the date of actual payment; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. Such interest and the payment and acceptance thereof shall not limit LICENSOR from exercising any other rights, legal or equitable, it may have as a consequence of the lateness of any payment.

ARTICLE 6.

CONFIDENTIALITY AND PUBLICATION

6.1 Confidential Information. Except to the extent expressly authorized by this Agreement, each Party (in such capacity, the “Receiving Party”) agrees that, during the Term and for 7 years thereafter, it shall keep confidential and shall not publish or otherwise disclose to any Third Party, and shall not use for any purpose other than as expressly provided for in this Agreement or any other written agreement between the Parties, any Confidential Information furnished or made available to it by or on behalf of the other Party (in such capacity, the “Disclosing Party “). The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its, and its Affiliates’, employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information.

6.2 Exceptions. Confidential Information shall not include any information which the Receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available; (b) is known by the Receiving Party and/or any of its Affiliates at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the Receiving Party and/or any of its Affiliates by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the Receiving Party and/or any of its Affiliates, without the use of Confidential Information of the Disclosing Party. Any combination of features or disclosures shall not be deemed to fall within the exclusions set forth in the preceding clauses (a) and (b) merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

6.3 Authorized Disclosure. Notwithstanding the provisions of Section 6.1, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:

(a)	filing or prosecuting Patents as permitted by this Agreement;

(b)	enforcing such Party’s rights under this Agreement and in performing its obligations under this Agreement.

(c)	prosecuting or defending litigation as permitted by this Agreement;

(d)	complying with applicable court orders, applicable laws, rules or regulations, or the listing rules of any exchange on which the Receiving Party’s securities are traded;

(e)	disclosure to Affiliates, actual and potential licensees and sublicensees, employees, consultants or agents of the Receiving Party who have a need to know such information in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, provided, in each case, that any such Affiliate, actual or potential licensee or sublicensee, employee, consultant or agent agrees to be bound by terms of confidentiality and non-use comparable in scope to those set forth in this ARTICLE 6;

(f)	disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third-Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by comparable obligations of confidentiality and non-use.

Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’ s Confidential Information pursuant to Section 6.3(c) or 6.3(d), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as the Receiving Party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the Receiving Party agrees to take all reasonable action to avoid disclosure of Confidential Information hereunder.

6.4 Publications. LICENSEE and its Affiliates shall have the right to publish the results of their Development activities, including but not limited to non-clinical information and clinical trials, with respect to the Licensed Product(s) in the Field. LICENSOR shall have the right to review and comment on any material proposed for disclosure or publication by LICENSEE or its Affiliate, such as by manuscript or abstract, that relates to the Development, manufacture or Commercialization of Licensed Product(s) and/or that includes Confidential Information of LICENSOR. Before any such material is submitted for publication or disclosure (other than abstracts, which are addressed below), LICENSEE shall deliver a complete copy to LICENSOR at least 30 days prior to submitting the material to a publisher or initiating such other disclosure, and LICENSOR shall review any such material and give its comments to LICENSEE within 15 days of the delivery of such material to LICENSOR, which comments shall be considered by LICENSEE in good faith. With respect to abstracts, LICENSEE shall deliver a complete copy to LICENSOR at least 10 days prior to the anticipated date of the presentation, and LICENSOR shall make reasonable efforts to expedite review of such abstracts, and shall return such items as soon as practicable to LICENSEE with appropriate comments, if any, but in no event later than 5 calendar days from the date of delivery to LICENSOR which comments shall be considered by LICENSEE in good faith. LICENSEE shall comply, or shall cause its Affiliates to comply (as applicable), with LICENSOR’s requests to delete references to LICENSOR’s Confidential Information in any such material and agrees to delay any submission for publication or other public disclosure for a period of up to an additional 60 days for the purpose of preparing and filing appropriate patent applications. LICENSOR shall not publish any information relating to Licensed Product, Licensed Patent Rights, or InflamaCORE Program Technology without the prior written consent of LICENSEE (such consent not to be unreasonably withheld or delayed) except in collaboration with LICENSEE and its Affiliates. For any such desired publication, LICENSOR shall provide to LICENSEE a complete manuscript or abstract at least 60 days prior to its target submission date for review and comment and approval or rejection by LICENSEE; provided, however, that for purposes of this Article 6, no submission of a grant application in respect of any research outside of the Field will be deemed a publication requiring advance submission to, or prior written consent from, LICENSEE; but provided, further, that in cases where such research relates principally to the study of Inflammasomes or components thereof, and/or the mechanism(s) by which Licensed Product(s) works, LICENSEE will be provided both (1) pre-submission copies of all such grant applications and (2) confidential copies of the results thereof when obtained.

6.5 Publicity/Press Releases. Each of the Parties agrees not to disclose to any Third Party the terms and conditions of this Agreement without the prior written approval of the other Party, except to advisors (including financial advisors, attorneys and accountants), potential and existing investors, and others on a need to know basis, in each case under circumstances that reasonably protect the confidentiality thereof, or to the extent necessary to comply with the terms of agreements with Third Parties, or to the extent required by applicable law, including securities laws. Notwithstanding the foregoing, no later than one (1) Business Day following the Effective Date, the Parties agree upon a mutual press release announcing the execution of this Agreement in the mutually agreed form attached hereto as Exhibit D. LICENSOR also agrees not to issue any written or oral Press Release regarding Commercialization, manufacture, or Development of the Licensed Product unless prior approved solely at the discretion of LICENSEE. Any other publication, news release or other public announcement relating to this Agreement or to the performance hereunder, shall first be reviewed and approved by both Parties; provided however, that any disclosure which is required by applicable law, including disclosures required by the U.S. Securities and Exchange Commission or made pursuant to the requirements of the national securities exchange or other stock market on which such Party’s securities are traded, as advised by the Disclosing Party’s counsel may be made without the prior consent of the other Party, although the other Party shall be given prompt notice of any such legally required disclosure and to the extent practicable shall provide the other Party an opportunity to comment on the proposed disclosure. The principles to be observed in such disclosures shall be accuracy, compliance with applicable laws and regulatory guidance documents, reasonable sensitivity to potential negative reactions of applicable Regulatory Authorities (including the FDA and EMEA), the potential loss of competitive advantage by publishing confidential information regarding the status of Development efforts or commercialization plans prematurely, and the need to keep investors and others informed regarding the applicable Party’s business. Accordingly, the other Party shall not withhold, condition or delay its approval of a proposed disclosure that complies with such principles.

6.6 Prior Non-Disclosure Agreement. As of the Effective Date, the terms of this Article 6 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) dealing with the subject of this Agreement.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS

7.1 Mutual Representations and Warranties. Each Party represents and warrants to the other that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

7.2 LICENSOR Representations and Warranties. LICENSOR represents and warrants to LICENSEE that as of the Effective Date of this Agreement:

(a) Exhibit A attached hereto contains a true and complete list of the Licensor Patent Rights existing on the Effective Date. The Licensor Patent Rights listed in Exhibit A include all of the Patent Rights Controlled by LICENSOR as of the Effective Date that cover the Licensed Product or the Development, manufacture, use, sale, offer for sale or import and export of theLicensed Product

(b) LICENSOR (i) has the right to grant the license that it purports to grant in Section 2.1; and (ii) has not granted to any Third Party any license or other right with respect to any Licensed Product or Licensor Technology that conflicts with the license and rights granted to LICENSEE herein;

(c) other than the Third-Party Agreements listed in Exhibit B appended hereto, there are no agreements in effect as of the Effective Date between LICENSOR and a Third Party under which rights with respect to the Licensor Technology are being licensed to LICENSOR or are limited or subject to any obligations of LICENSOR.

(d) to the best of LICENSOR’s knowledge, LICENSOR is the sole and exclusive licensee of all right, title and interest in and to the Licensor Patent Rights and Licensor Technology in existence on the Effective Date, subject only to the rights of ownership of the Patent Rights by UM and exclusively licensed to LICENSOR;

(e) to the best of LICENSOR’s knowledge, the issued and unexpired claims included in the Licensor Patent Rights existing as of the Effective Date, if any, are valid and enforceable;

(f) to the knowledge of LICENSOR, no reexamination, interference, invalidity, opposition, nullity or similar claim or proceeding is pending or threatened with respect to any Licensor Patent Right;

(g) to the knowledge of LICENSOR, the practice of the Licensor Patent Rights in the manufacture, Development, use, sale, offer for sale, sublicense, distribution, export or import of the Licensed Product does not infringe any issued patent. LICENSOR has not received notice from any Third Party claiming that the practice of the Licensor Patent Rights in the manufacture, Development, use, sale, offer for sale, sublicense, distribution, export or import of any Licensed Product Infringes or would Infringe the patent or other intellectual property rights of any Third Party;

(h) there are no claims, judgments or settlements against or owed by LICENSOR (or any of its Affiliates) with respect to the Licensor Technology, and LICENSOR is not a party to any legal action, suit or proceeding relating to the Licensor Technology or any Licensed Product(s), nor has LICENSOR received any written communication from any Third Party, including, without limitation, any Regulatory Authority or other government agency, threatening such action, suit or proceeding;

(i) all tangible or recorded information and data provided by or on behalf of LICENSOR to LICENSEE related to Licensed Product(s) on or before the Effective Date in contemplation of this Agreement was and is true, accurate and complete in all material respects, and LICENSOR has not failed to disclose, or failed to cause to be disclosed, any such information or data related to Licensed Product(s) in its possession and Control that would cause the information and data that has been disclosed to be misleading in any material respect;

(j) neither LICENSOR nor any of its Affiliates has obtained, or filed for, any IND’s, BLA’s or Marketing Approvals for any Licensed Product in the Field;

(k) all research and Development conducted by or on behalf of LICENSOR or any of its Affiliates related to the Licensed Products prior to the Effective Date was conducted in compliance in all material respects with all Applicable Laws and, as applicable, GLP, GCP and/or GMP;

(l) neither LICENSOR nor any of its members, managers, employees or Affiliates is debarred or disqualified under the Act or comparable Applicable Laws outside of the United States; and

(m) LICENSOR and, to the best of its knowledge, its members, managers, directors, officers, employees, and any agent, representative, subcontractor or other third party acting for or on such its behalf, has not, directly or indirectly, offered, paid, promised to pay, or authorized such offer, promise or payment, of anything of value, to any Person for the purposes of obtaining or retaining business through any improper advantage in connection with the Development, Commercialization or exploitation of a Licensed Product, or that would otherwise violate any Applicable Laws, rules and regulations concerning or relating to public or commercial bribery or corruption, and LICENSOR’ s books, accounts, records and invoices related to the Licensed Product(s) are complete and accurate.

7.3 LICENSOR Covenants. In addition to any covenants made by LICENSOR elsewhere in this Agreement, LICENSOR hereby covenants to LICENSEE that during the Term:

(a) LICENSOR will not grant any Third Party any license or other right with respect to any Licensed Product or Licensor Technology in derogation of the license and rights granted to LICENSEE hereunder;

(b) LICENSOR shall not take any action or omit to take any action that would alter, any of LICENSOR’ s rights in any manner that adversely affects, or would reasonably be expected to adversely affect, LICENSEE’s rights under this Agreement.

7.4 LICENSEE Representations and Warranties. LICENSEE represents and warrants to LICENSOR that as of the Effective Date of this Agreement:

(a) neither LICENSEE nor any of its officers, directors, employees or Affiliates is debarred or disqualified under the Act or comparable Applicable Laws outside the United States;

(b) LICENSEE (i) has the right to obtain the license that this Agreement grants pursuant to Section 2.1; and (ii) has not granted to any Third Party any license or other right (either formally or pursuant to an informal understanding) with respect to any Licensed Product(s) or Licensor Technology in anticipation of receiving the license and rights granted to LICENSEE herein; and

(c) LICENSEE and, to the best of its knowledge, its directors, officers, employees, and any agent, representative, subcontractor or other third party acting for or on its behalf, has not, directly or indirectly, offered, paid, promised to pay, or authorized such offer, promise or payment, of anything of value, to any Person for the purposes of obtaining or retaining business through any improper advantage in connection with the Development, Commercialization or exploitation of a Licensed Product(s), or that would otherwise violate any Applicable Laws, rules and regulations concerning or relating to public or commercial bribery or corruption, and LICENSEE’s books, accounts, records and invoices related to its business are complete and accurate.

7.5 LICENSEE Covenants. In addition to any covenants made by LICENSEE elsewhere in this Agreement, LICENSEE hereby covenants to LICENSOR as follows:

(a) neither LICENSEE nor any of its Affiliates or Related Parties will knowingly employ or use the services of any Person who is debarred or disqualified under United States law, including 21 U.S.C. §335a, or any foreign equivalent thereof, in connection with activities relating to any Licensed Product; and in the event that LICENSEE becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to LICENSEE or any of its Related Parties with respect to any activities relating to any Licensed Product, LICENSEE will immediately notify LICENSOR in writing and LICENSEE will cease, or cause its Related Party to cease (as applicable), employing, contracting with, or retaining any such Person to perform any services relating to any Licensed Product;

(b) neither LICENSEE nor any of its Related Parties will, in connection with the exercise of its rights or performance of its obligations under this Agreement or otherwise, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity or other Person for purpose of obtaining or retaining business for or with, or directing business to, any Person, including LICENSEE and its Related Parties, nor will LICENSEE or any of its Related Parties directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or any other Person in connection with the exercise of LICENSEE’s rights or performance of LICENSEE’s obligations under this Agreement or otherwise;

(c) neither LICENSEE nor any of its Related Parties (or any of their respective employees and contractors), in connection with the exercise of LICENSEE’s rights or performance of LICENSEE’s obligations under this Agreement or otherwise, shall be, or cause LICENSOR to be, in violation of the FCPA (including without limitation both anti- bribery provisions and books and records provisions), Export Control Laws or any other Applicable Laws;

(d) LICENSEE shall immediately notify LICENSOR if it has any information or suspicion that there may be a violation by LICENSEE or any Related Party of the FCPA (including without limitation both anti-bribery provisions and books and records provisions), Export Control Laws or any other Applicable Laws in connection with the exercise of LICENSEE’s rights or performance of LICENSEE’s obligations under this Agreement or otherwise;and

(e) all research and Development and all manufacturing conducted by or on behalf of LICENSEE or any Related Party and relating to any Licensed Product(s) will be conducted in compliance in all material respects with all Applicable Laws and, as applicable, GLP, GCP and/or GMP.

7.6 Performance by Affiliates, Sublicensees, Distributors and Subcontractors. The Parties recognize that each Party may perform some or all of its obligations or exercise some or all of its rights under this Agreement through one or more Affiliates, distributors, subcontractors, or, in the case of LICENSEE and subject to Section 2.2, Sublicensees; provided, in each case, that (a) none of the other Party’s rights hereunder are diminished or otherwise adversely affected as a result of such delegation or subcontracting, and (b) each such Affiliate, subcontractor, distributor, or Sublicensee undertakes in writing obligations of confidentiality and non-use regarding Confidential Information and ownership of Inventions which are substantially the same as those undertaken by the Parties pursuant to Article 6 and Section 8.1; and provided, further, that such Party shall at all times be fully responsible for the performance and payment of such Affiliate, subcontractor, distributor or Sublicensee.

7.7 Disclaimer. Except as expressly set forth in this Agreement, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS.” Except as expressly set forth in this Agreement, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, THAT ANY PRODUCT WILL BE SUCCESSFULLY DEVELOPED OR MARKETED, OR THAT THE DEVELOPMENT, MANUFACTURE, SALE, IMPORTATION/EXPORTATION OR USE OF THE PRODUCT(S) WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS, OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES, VALIDITY OF PATENTS, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

7.8 Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 6 OR IN THE CASE OF FRAUD OR INTENTIONAL MISCONDUCT, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS OR COST OF PROCUREMENT OF SUBSTITUTE GOOD, TECHNOLOGY OR SERVICES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 7.8 shall not be construed to limit either Party’s indemnification obligations under Article 10.

ARTICLE 8

INTELLECTUALPROPERTY

8.1 Ownership. LICENSEE is and shall at all times be the sole and exclusive owner of all right, title and interest in and to the Licensee Technology and Improvements to Licensee Technology. As between the Parties, inventorship for any Invention or Improvement relating to any new patent application shall be determined under the Patent Laws of the United States. When any new Invention or Improvement thereof is conceived, discovered, made, or reduced to practice solely by one or more principal, employee, or consultant of LICENSOR, and except where that new Invention or Improvement is required to be disclosed and assigned to UM or required to be assigned to LICENSEE pursuant to the Scientific Advisory Board Agreement referred to herein, the inventor(s) shall assign all rights in the Invention or Improvement to LICENSOR and that Invention or Improvement shall be part of the Patent Rights exclusively licensed under this Agreement. In the event the new Invention or Improvement invented solely by one or more principal, employee, or consultant of LICENSOR is required to be disclosed and assigned to UM pursuant to an employment agreement between an inventor and UM, LICENSOR shall license all rights for the new Invention or Improvement if required by LICENSEE to carry out the development or use of the Licensed Product. Any new Invention or Improvement conceived of or discovered jointly by at least one principal, employee or consultant of LICENSOR and at least one principal, employee or consultant of LICENSEE, shall be assigned to the respective company and shall be jointly owned by LICENSOR and LICENSEE, shall be part of the Patent Rights exclusively licensed under this Agreement and subject to all requirements and obligations thereof, including a pro rata share (based on ownership) of royalties payable to LICENSOR. A pro rata share means [***] for a patent jointly owned by LICENSOR and LICENSEE, and [***] owned by LICENSOR, LICENSEE and a third party.

8.2 Patent Prosecution and Maintenance

(a) Licensor Patent Rights. Subject to the further terms and conditions hereof, LICENSEE, during the term of this Agreement, by LICENSEE’s sole expense and by counsel of its choice, will be responsible for the preparation, filing, prosecution and maintenance of Licensor Patent Rights in all countries in the Territory where patent applications have been filed by or on behalf of LICENSOR as of the Effective Date and shall use Commercially Reasonable Efforts to pursue such preparation, filing, prosecution and maintenance, whereby LICENSEE: (a) shall keep LICENSOR informed in writing of all material actions taken in this regard to permit LICENSOR an opportunity to review and comment thereon; (b) shall consider in good faith, take into account and implement the reasonable comments made by LICENSOR; (c) shall not abandon prosecution of any pending patent application or fail to maintain issued patents without providing LICENSOR the opportunity to assume control of prosecution and maintenance of the Patent Rights as provided below; and (d) shall notify LICENSOR no less than thirty (30) business days where reasonably practical prior to any deadline for action set forth by the US Patent and Trademark Office or its foreign counterparts ( a “Patent Office”) and promptly if not reasonably practical. In the event LICENSEE desires to abandon prosecution or maintenance of any Patent Rights filed in a particular country, LICENSEE shall provide LICENSOR with no less than forty-five (45) days written notice prior to the Patent Office deadline for action in which LICENSEE shall document: (i) the patent/patent application number; (ii) the patent/patent application title; (iii) the country in which such patent/patent application is issued/pending. Unless otherwise agreed by the Parties, upon LICENSOR’s receipt of such written notice, any and all exclusive rights granted to LICENSEE by LICENSOR to said patent/patent application in said country shall promptly terminate. For the sake of clarity, any such agreement by LICENSEE to abandon any portion of Licensor Patent Rights (i) may for purposes hereof become effective only on a date (the “Abandonment Effective Date”) that is (A) pursuant to notice given by LICENSEE after the Effective Date of this Agreement and (B) no earlier than sixty (60) Business Days after LICENSEE’s said notice thereof. For clarity, upon such termination of rights under such patent/patent application, LICENSOR shall be free to license, sell, assign, dispose of, and/or take any other action with respect to the rights to said patent/patent application at its sole and absolute discretion and with no obligation to LICENSEE, except that LICENSEE shall have the non-exclusive right to practice under any dominating patents abandoned by LICENSEE. LICENSOR shall provide to LICENSEE reasonable assistance in the prosecution, maintenance and enforcement of the Patent Rights, at LICENSEE’s request and expense. LICENSEE shall diligently prosecute and maintain the Patent Rights using counsel of its choice, which counsel shall be reasonably acceptable to LICENSOR. LICENSEE shall provide LICENSOR with copies of all patent applications amendments, and other filings with the United States Patent and Trademark Office and foreign patent offices (“Patent Offices”). LICENSEE will also provide LICENSOR with copies of office actions and other communications received by LICENSEE from the Patent Offices relating to the Patent Rights. LICENSOR agrees to keep such information confidential. LICENSEE will provide LICENSOR with a reasonable opportunity for LICENSOR to review and comment on correspondence with Patent Offices.

LICENSEE shall consult with LICENSOR as to the preparation, filing, prosecution and maintenance of Licensor Patent Rights reasonably prior to any deadline or action with any patent office, and shall furnish to LICENSOR copies of all relevant drafts and documents reasonably in advance of such consultation. LICENSEE shall keep LICENSOR reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of Licensor Patent Rights and shall provide to LICENSOR copies of all material patent office submissions within a reasonable amount of time following submission thereof by LICENSEE. LICENSEE agrees not to unreasonably reject comments of LICENSOR and that all strategic decisions shall be made by consensus with LICENSOR.

(b) Licensee Patent Rights. LICENSEE, during the Term of this Agreement, is responsible to control the preparation, filing, prosecution and maintenance of Licensee Patent Rights, at LICENSEE’s sole expense and by counsel of its choice.

(c) Cooperation of the Parties. Each Party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of Patent Rights under this Agreement and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect to any Patent Right. Such cooperation includes, but is not limited to:

(i) executing all papers and instruments, or requiring its employees or contractors to execute such papers and instruments, so as to effectuate the joint ownership of Joint Inventions and Joint Patent Rights set forth in Section 8.1, and to enable the other Party to apply for and to prosecute patent applications in any country in accordance with the foregoing provisions of this Section 8.2; and (ii) promptly informing the other Party of any matters coming to such Party’ s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications. Each Party shall pay their respective costs arising from such cooperation in connection with any such preparation, filing, prosecution and/ormaintenance.

8.3 Invention Disclosures. Each Party shall promptly provide to the other any invention disclosure submitted in the normal course of its operations and disclosing an invention arising during the course of and pursuant to this Agreement (such inventions, “Inventions”)

8.4 Disclosure of Provisional and Non-Provisional Patent Applications. In addition to the disclosures required under this Agreement, each Party shall provide to the other, within a reasonable time prior to filing, a copy of each non-provisional patent application proposed to be filed by such Party disclosing an Invention arising during the course of and pursuant to this Agreement and each Party shall provide to the other, immediately after filing, a copy of each provisional patent application actually filed by such Party disclosing an Invention. The contents of any patent application submitted to either Party pursuant to this Section 8.4 covering an invention solely owned by such Party shall be deemed the Confidential Information of the Party providing such application.

8.5 Interference, Opposition, Invalidation, Post-Grant Procedure, Reexamination and Reissue.

(a) Licensor Patent Rights. LICENSEE shall, within 10 Business Days of learning of such event, inform LICENSOR of any request for, or filing or declaration of, any interference, opposition, invalidation, post-grant procedure, reissue or reexamination relating to claims of the Licensor Patent Rights issued or pending as of the Effective Date. With respect to any such request for, or filing or declaration of, any interference, opposition, invalidation, post-grant procedure, reissue or reexamination, LICENSEE shall have the first right (in its discretion) to initiate, prosecute and/or respond, to such action or proceeding, provided that LICENSEE shall consult with LICENSOR with respect to any such action or proceeding and shall not unreasonably reject comments of LICENSOR. In addition, all strategic decisions shall be made by the consensus of LICENSEE and LICENSOR. In the event that LICENSEE elects to initiate, prosecute and/or respond to any interference, opposition, invalidation, post-grant procedure, reexamination, or reissue proceeding relating to any Licensor Patent Right, the out- of-pocket costs, fees and expenses thereof shall be the responsibility of LICENSEE. LICENSEE shall not settle any interference, opposition, invalidation, post-grant procedure, reissue or reexamination action or proceeding relating to any Licensor Patent Right without the prior written consent of LICENSOR, which consent shall not be unreasonably withheld. LICENSEE shall keep LICENSOR informed of developments in any such action or proceeding involving any Licensor Patent Right. LICENSEE shall promptly inform LICENSOR in the event that LICENSEE elects not to initiate, prosecute and/or respond to any interference, opposition, invalidation, post-grant procedure, reissue or reexamination relating to any claim in Licensor Patent Rights, and in such case, LICENSOR shall have the right to do so (in LICENSOR’s discretion), at its cost and expense. LICENSOR shall not settle any interference, opposition, invalidation, post-grant procedure, reissue or reexamination action or proceeding relating to any claim in Licensor Patent Rights without the prior written consent of LICENSEE, which consent shall not be unreasonably withheld. LICENSOR shall keep LICENSEE informed of developments in any such action or proceeding involving any Licensor Patent Right.

(b) Licensee Patent Rights. LICENSEE shall have the sole right, in its discretion, to handle any interference, opposition, invalidation, post-grant procedure, reissue, or reexamination proceeding relating to Licensee Patent Rights, and LICENSOR shall have no rights in connection therewith; provided, that all of both Parties’ expenses in connection therewith shall be borne solely by LICENSEE.

8.6 Enforcement and Defense of Patent Rights. Each Party shall notify the other Party in writing within ten (10) Business Days (except as expressly set forth below) of becoming aware of any alleged or threatened Infringement by a Third Party of any of the Licensor Patent Rights, Joint Patent Rights or Licensee Patent Rights, including (x) any such alleged or threatened Infringement on account of a Third Party’ s manufacture, use or sale of a Compound or Product in the Field, (y) any certification filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §3550)(2) or similar provisions in other jurisdictions in connection with an ANDA (an Abbreviated New Drug Application in the United States or a comparable application for Marketing Approval under Applicable Law in any country other than the United States) or other BLA/NDA for a Licensed Product in the Field (a “Patent Certification’’) , and (z) any declaratory judgment action filed by a Third Party that is Developing, manufacturing or Commercializing a Licensed Product in the Field alleging the invalidity, unenforceability or non-infringement of any of the Licensor Patent Rights, Joint Patent Rights or Licensee Patent Rights; provided, however, that in the case of any Patent Certification regarding any Licensor Patent Right or Joint Patent Right that any Party receives, such Party shall provide the other Party with a copy of such Patent Certification, within ten (10) Business Days ofreceipt.

(a) Licensor Patent Rights. LICENSEE shall have the first right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to Infringement of a Licensor Patent Right, at LICENSEE’s own expense and by counsel of its own choice, and LICENSOR shall have the right to be represented in any such action or proceeding, at its own expense and by counsel of LICENSOR’s choice. If LICENSEE fails to bring any such action or proceeding with respect to Infringement of any Licensor Patent Right within 60 days (or such shorter period as may be required to prevent the waiver or forfeiture of statutory rights) following the notice of alleged Infringement LICENSOR shall have the right to bring (or defend) and control any such action at its own expense and by counsel of its own choice.

(b) Licensee Patent Rights. LICENSEE shall have the sole right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to infringement of any Licensee Patent Right at its own expense and by counsel of its own choice. Any cost incurred by LICENSOR in connection therewith will be borne solely by LICENSOR.

(c) Cooperation. In the event a Party brings (or defends) an infringement action in accordance with this Section 8.6, or in the event a Party is entitled to bring (or defend) an infringement action in accordance with this Section 8.6 but lacks standing to do so, the other Party shall cooperate fully, including, if required to bring (or defend) such action, the furnishing of a power of attorney or being named as a party. Neither Party shall enter into any settlement or compromise of any action under this Section 8.6 which would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of such other Party, which shall not be unreasonably withheld. Both Parties shall pay their equal share of 50% of all of both Parties’ costs arising from such cooperation in connection with any such bringing (or defense) of any infringement action.

(d) Recovery. Except as otherwise agreed by the Parties in connection with a cost-sharing arrangement, any recovery realized by a Party as a result of any action or proceeding pursuant to this Section 8.6, whether by way of settlement or otherwise, shall be applied first to reimburse the documented out-of-pocket legal expenses of the Party that brought (or defended) and controlled such action or proceeding incurred in connection with such action or proceeding, and second to reimburse the documented out-of-pocket legal expenses of the other Party incurred in connection with such action or proceeding, and any remaining amounts shall be allocated between the Parties in the same proportion as the Parties’ relative economic interests in the subject of such Infringement under this Agreement.

8.7 Patent Term Extensions.

(a) Licensor Patent Rights. LICENSEE shall have the right to determine the Licensor Patent Rights for which it will apply for patent extension in any country and/or region for any Licensed Product in the Field. LICENSEE shall file for any such extension at LICENSEE’s cost and expense. LICENSOR shall provide all reasonable assistance to LICENSEE in connection with such filings at its own expense.

(b) Licensee Patent Rights. LICENSEE shall have the sole right to apply for extension of any Licensee Patent Right in any country and/or region for any product, including, without limitation, any Licensed Product in the Field, at LICENSEE’s sole cost and expense.

8.8 Infringement of Third-Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either Party pursuant to this Agreement Infringes or may Infringe the intellectual property rights of such Third Party. Neither Party shall have the right to settle any patent Infringement litigation under this Section 8.8 in a manner that diminishes the rights or interests of the other Party without the written consent of such other Party (which shall not be unreasonably withheld).

8.9 Marking. To the extent required by applicable law, LICENSEE shall, and shall cause its Related Parties to, as reasonably practicable, mark all Products made, used or sold in the Field, or their containers, with the number of each issued Licensor Patent Right that applies to such Product.

8.10 Trademarks and Trademark Expenses. LICENSEE shall be solely responsible for the selection, registration, and maintenance of all trademarks which it employs in connection with the marketing, promotion, and sale of Licensed Products and shall solely own and control such trademarks in the Royalty Bearing Territory. Each Party recognizes the exclusive ownership by the other Party of any proprietary names, logotypes or trademarks furnished by it (including its Affiliates) that are not specific to Licensed Products for use exclusively in connection with Licensed Products. Either Party shall not, either while this Agreement is in effect, or at any time thereafter, register, use or attempt to obtain any right in or to any such name, logotype or trademark of the other Party or in and to any name, logotype or trademark confusingly similar to the other Party’s.

ARTICLE 9

TERM AND TERMINATION

9.1 Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with this Article 9, continue until the expiration of the last-to-expire of all royalty payment obligations of LICENSEE hereunder (the “Term”)

9.2 Termination for Material Breach.

(a) Each Party shall have the right to terminate this Agreement in its entirety upon written notice to the other Party if such other Party is in material breach of this Agreement and has not cured such breach within 60 days (or 10 days with respect to any Payment Breach, as defined below) after notice from the terminating Party requesting cure of the breach. Any such termination shall become effective at the end of such 60-day (or 10-day with respect to any Payment Breach) period unless the breaching Party has cured such breach prior to the end of such period. For purposes hereof, “Payment Breach” shall mean LICENSEE’s failure for any reason to pay LICENSOR any or all money owed, when and as due. In respect of any breach other than a Payment Breach, any right to terminate under this Section 9.2(a) shall be stayed and the cure period tolled in the event that, during any cure period, the Party alleged to have been in material breach shall have initiated and be diligently pursuing dispute resolution in accordance with Article 11 with respect to the alleged breach, which stay and tolling shall continue until such dispute has been resolved in accordance with Article 11.

(b) For clarity, in the event of material breach of this Agreement by LICENSOR that is not cured within the applicable notice period set forth in Section 9.2(a), LICENSEE, at its sole discretion, may either:

(i) terminate this Agreement in accordance with Section 9.2(a) (in addition to pursuing any remedy that may be available to LICENSEE at law or in equity as a result of LICENSOR’s breach of this Agreement); or

(ii) elect (A) not to terminate this Agreement, (B) to retain the license granted under Section 2.1, subject to all terms and conditions hereof, and (C) to pursue any remedy that may be available to LICENSEE at law or in equity as a result of LICENSOR’s breach of this Agreement, without prejudice to LICENSEE’s right to terminate this Agreement at a later date pursuant to Section 9.2 (for that uncured material breach or any other uncured material breach of this Agreement by LICENSOR) or pursuant to Section 9.4.

(c) For additional clarity, in the event of material breach of this Agreement by LICENSEE that is not cured within the applicable notice period set forth in Section 9.2(a), LICENSOR, at its sole discretion, may either:

(i) terminate this Agreement in accordance with Section 9.2(a) (in addition to pursuing any remedy that may be available to LICENSOR at law or in equity as a result of LICENSEE’s breach of this Agreement); or

(ii) elect (A) not to terminate this Agreement, (B) to leave in place the license granted under Section 2.1, subject to all terms and conditions hereof, and (C) to pursue any remedy that may be available to LICENSOR at law or inequity as a result of LICENSEE’s breach of this Agreement, without prejudice to LICENSOR’ s right to terminate this Agreement at a later date pursuant to Section 9.2 (for that uncured material breach or any other uncured material breach of this Agreement by LICENSEE) or pursuant to Section 9.3 or Section 9.5.

9.3 At-Will Termination by LICENSEE. LICENSEE shall have the right to terminate this Agreement on a country by country basis (i) for convenience, or for any reason or for no reason at any time upon 60 days’ prior written notice to LICENSOR; or (ii) for safety or tolerability, upon prior written notice; provided however, that in the event that termination is the result of a concern over safety or tolerability, termination shall be effective thirty (30) calendar days after written notice. Notwithstanding the foregoing, if LICENSEE terminates the Agreement under this section 9.3, and such termination is effective prior to the completion of a clinical trial that has already begun, LICENSEE shall be obliged to complete the clinical trial at its expense unless the termination was for safety- or tolerability-related reasons.

9.4 Bankruptcy. A party may terminate this Agreement, effective on written notice to the other Party, in the event the other Party shall have become insolvent or bankrupt, or shall have made an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of the other Party or for all or a substantial part of its property, or any case or proceeding shall have been commenced or other action taken by or against the other Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act of law of any jurisdiction now or hereafter in effect, or there shall have been issued a warrant of attachment, execution, or similar process against any substantial part of the property of the other Party, and any such foregoing events shall have continued for sixty (60) business days undismissed, unbonded and undischarged. All rights and licenses granted under this Agreement are, and shall be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 (56) of the United states Bankruptcy Code. The Parties agree that in the event of the commencement of a bankruptcy proceeding by or against one Party hereunder under the United States Bankruptcy Code, the other Party shall be entitled to complete access to any such intellectual property, and all embodiments of such intellectual property, pertaining to the rights granted in the licenses hereunder of the Party by or against whom a bankruptcy proceeding has been commenced, subject, however, to payment of the milestone amounts and royalties set forth in this Agreement through the effective date of any termination hereunder.

9.5 Effect of Expiration or Termination.

(a) Expiration. Upon expiration (but not on earlier termination) of this Agreement, all licenses granted by LICENSOR to LICENSEE that were in effect immediately prior to such expiration shall survive on a non-exclusive, fully-paid, royalty- free basis.

(b) Any Termination. Upon any termination of this Agreement prior to its expiration, the license (on a country by country basis in the event of partial termination by LICENSEE under Section 9.4) granted to LICENSEE pursuant to Section 2.1 shall automatically terminate and revert to LICENSOR, and all other rights and obligations of the Parties under this Agreement shall terminate, except as expressly provided in this Agreement.

(c) Termination by LICENSOR Pursuant to Section 9.2 (Material Breach) or by LICENSEE Pursuant to Section 9.3. (Termination At-Will). Solely in the event of termination of this Agreement by LICENSOR pursuant to Section 9.2 or Section 9.3 or by LICENSEE pursuant to Section 9.4, the following provisions shall apply:

(i) Effective as of such termination, LICENSEE shall, and it hereby does, grant to LICENSOR: (A) an exclusive, worldwide royalty-bearing license under LICENSEE’s patents covering Inventions and Improvements to make, use, sell, offer for sale and import Licensed Products, with the right to sublicense through multiple tiers of sublicense, under those LICENSEE Patent Rights that claim any Invention and/or Improvement made solely by one or more employees or agents of LICENSEE or its Affiliates in the course of conducting research, Development, manufacturing, regulatory or Commercialization activities contemplated by this Agreement, the Licensee Know How, and LICENSEE’s interest in the Joint Patent Rights; (B) a non-exclusive, worldwide, royalty-bearing license, with the right to sublicense through multiple tiers of sublicense, under Blocking Patents (defined below); in each case, solely to Develop, make, have made, use, sell, offer for sale, and import Licensed Products in the Field. For purposes of this Section 9.5(c)(i), “Blocking Patents” shall mean Licensee Patent Rights other than those described in clause (A) of this Section 9.5(c)(i), but excluding any such Licensee Patent Right claiming any manufacturing or formulation technology that was not actually used by LICENSEE (or any of its Related Parties) prior to termination in the Development, manufacture or Commercialization of Licensed Products in the Field. Notwithstanding the foregoing, to the extent the Blocking Patents include Patent Rights licensed to LICENSEE by a Third Party (other than a Sublicensee) that are subject to royalty or milestone payment obligations to such Third Party with respect to Licensed Products, then LICENSEE shall so notify LICENSOR, together with a true, complete and correct description of such royalty and milestone payment obligations, and the inclusion of such Blocking Patents in the license granted to LICENSOR under clause (B) of this Section 9.7(c)(i) shall be subject to LICENSOR ’s agreeing in writing to reimburse, and promptly reimbursing, LICENSEE for all royalty and milestone payments that become due to such Third Party solely by reason of LICENSOR’s exercise of Blocking Patents after such termination in the Development, manufacture or Commercialization of Licensed Product(s) in the Field; and (C) an exclusive, royalty-free, worldwide license to all Joint Patents to make, use, sell, offer for sale and import Licensed Products.

(ii) As promptly as practicable (and in any event within 60 days) after such termination, LICENSEE shall: (A) to the extent not previously provided to LICENSOR, deliver to LICENSOR true, correct and complete copies of all Regulatory Documentation, and disclose to LICENSOR all previously-undisclosed Licensee Know- How; (B) transfer or assign, or cause to be transferred or assigned, to LICENSOR or its designee (or to the extent not so assignable, take all reasonable actions to make available to LICENSOR or its designee the benefits of) all IND’s, BLA’s/NDA’s and Marketing Approvals for Licensed Products, whether held in the name of LICENSEE or any of its Related Parties; and (C) take such other actions and execute such other instruments, assignments and documents as may be necessary to effect, evidence, register and record the transfer, assignment or other conveyance of rights under this Section 9.5(c)(ii) to LICENSOR.

(iii) LICENSEE shall, as directed by LICENSOR, either promptly wind-down any ongoing Development activities with respect to Licensed Products in an orderly fashion or promptly transition such Development activities to LICENSOR or its designee, with due regard for patient safety and in compliance with all Applicable Laws and GCP; provided however that LICENSEE shall be obliged during the termination notice period to perform all of its obligations under this Agreement, including its obligation to pay Development Expenses; provided however, that if such termination occurred pursuant to Section 9.4, LICENSEE shall have no obligation to make any Milestone payments with respect to any milestone achieved during the termination notice period.

(iv) LICENSOR shall have the right, but not the obligation, to purchase from LICENSEE any or all usable inventory of Licensed Products in LICENSEE’s or its Affiliates’ possession as of the date of termination. Such inventory shall be provided at a transfer price equal to LICENSEE’s cost of such inventory.

(v) Upon any termination of this Agreement by either Party, notwithstanding the foregoing, and unless LICENSEE specifies otherwise in writing, (a) no such termination of this Agreement shall be construed as a termination of any valid sublicense of any Sublicensee hereunder, and thereafter each such Sublicensee shall be considered a direct licensee of LICENSOR, provided, that, (i) such Sublicensee is then in material compliance with terms and conditions of its Sublicense Agreement applicable to this Agreement, (ii) all accrued payments obligations to LICENSOR have been paid, and (iii) such Sublicensee agrees at least ten (10) business days of notice of termination of this Agreement to assume all obligations of LICENSEE under this Agreement, and (b) LICENSEE and its Affiliates and Sublicensees (without limiting clause (a) shall have the right, for three (3) months or such longer time period (if any) on which the Parties mutually agree in writing, to sell or otherwise dispose of all Licensed Products then on hand, with royalties to be paid to LICENSOR on all Net Sales of such Licensed Products as provided for in this Agreement.

(vi) All licenses and rights to Licensor Patents and Licensor Know- How granted to LICENSEE hereunder shall terminate.

9.6 Accrued Obligations; Survival. Neither expiration nor any termination of this Agreement shall relieve either Party of any obligation or liability accruing prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. In addition, the Parties’ rights and obligations under Sections 2.5, 6.1, 6.2, 6.3, 6.6, 7.7, 7.8, 8.1, 9.5, 9.6, 9.7, and 9.8, all definitions in this Agreement wherever appearing, and Articles 4 (as to matters up to the date of expiration or termination), 5, 10, 11 and 12 of this Agreement shall survive expiration or any termination of this Agreement, as shall the Subscription Agreement, the Warrants and any and all Warrant Stock that may issue at any time on exercise of all, or any portion(s), of the Warrants.

9.7 Return of Confidential Information. Within 30 days following the expiration or termination of this Agreement, except to the extent that a Party retains a license from the other Party as provided in this Article 9, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that such Party may keep one copy of such materials for archival purposes only subject to a continuing confidentiality obligation.

9.8 Damages; Relief. Termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to hereunder.

ARTICLE 10

INDEMNIFICATION

10.1 Indemnification by LICENSEE. LICENSEE hereby agrees to save, defend, indemnify and hold harmless LICENSOR, its Affiliates, its and their respective officers, directors, members, managers, agents, employees, successors and assigns (the “Licensor Indemnitees’’) from and against any and all losses, damages, liabilities, expenses and costs (including reasonable legal expense and attorney’s fees, including on appeal), as incurred (“Losses”), to which any Licensor Indemnitee is or may become subject as a result of any actual or threatened claim, demand, action, suit, cause of action, or other proceeding by any Third Party (each, a “Claim’’) to the extent such Losses arise out of or relate to (a) the gross negligence or willful misconduct of LICENSEE, any Related Party and/or their respective officers, directors, employees, consultants, agents and assigns (collectively, the “Licensee Entities” and each, individually, a “Licensee Entity’’), (b) the breach by LICENSEE of any warranty, representation, covenant or agreement made by LICENSEE in this Agreement, or (c) the Development, manufacture, use, handling, storage, sale, offer for sale, import or other disposition by or on behalf of LICENSEE or any of its Related Parties or any other Licensee Entity of any Compound or Product, or any other exercise of the license granted to LICENSEE pursuant to Section 2.1 by or on behalf of LICENSEE or any of its Related Parties or any other Licensee Entity; except in cases in which such Losses have resulted solely from the gross negligence or willful misconduct of any Licensor Indemnitee or the breach by LICENSOR of any warranty, representation, covenant or agreement made by LICENSOR in this Agreement.

10.2 Indemnification by LICENSOR. LICENSOR hereby agrees to save, defend, indemnify and hold harmless LICENSEE, its Affiliates and their respective officers, directors, employees, consultants and agents (the “Licensee Indemnitees’’) from and against any and all Losses to which any Licensee Indemnitee may become subject as a result of any actual or threatened claim, demand, action suit, cause of action, or other proceeding by any Third Party (each, a “Claim”) to the extent such Losses arise out of or relate to (a) the gross negligence or willful misconduct of LICENSOR or of any Licensor Indemnitee, (b) the breach by LICENSOR of any warranty, representation, covenant or agreement made by LICENSOR in this Agreement, (c) the exercise by or on behalf of LICENSOR or any of its Affiliates, licensees or sublicensees of any license granted to LICENSOR pursuant to Section 9.5(c)(i); in each case except to the extent such Losses result from the gross negligence or willful misconduct of any Licensee Indemnitee or the breach by LICENSEE of any warranty, representation, covenant or agreement made by LICENSEE in this Agreement.

10.3 Control of Defense. In the event a Party (the “Indemnified Party”) seeks indemnification under Section 10.1 or Section 10.2, it shall inform the other Party (the “Indemnifying Party’’) of a Claim as soon as reasonably practicable after it receives notice of the Claim (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Claim as provided in this Section 10.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice), shall permit the Indemnifying Party to assume direction and control of the defense of the Claim (including the right to settle the claim solely for monetary consideration) using counsel reasonably satisfactory to the Indemnified Party, and shall cooperate as reasonably requested (at the expense of the Indemnifying Party) in the defense of the Claim. If, due to a conflict of interest or other justification arising under the attorneys’ Rules of Professional Responsibility or Canons of Professional Ethics, the Indemnified Party requires its own separate counsel, it will choose counsel reasonably satisfactory to the Indemnifying Party and the cost thereof will be borne solely by the Indemnifying Party. If the Indemnifying Party does not assume control of such defense within 15 days after receiving notice of the claim from the Indemnified Party, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall, at the sole discretion of the Indemnified Party, either (a) pre-pay to the Indemnified Party the cost of such defense in monetary increments sufficient to keep the Indemnified Party’s counsel paid sixty (60) days in advance for said counsel’s estimated upcoming fees, disbursements and expenses (as estimated in writing by said Indemnified Party’ s counsel) or (b) reimburse the Indemnified Party for all costs, including reasonable attorney fees, incurred by the Indemnified Party in defending itself within 30 days after receipt of any invoice therefor from the Indemnified Party. The Indemnifying Party not controlling such defense may participate therein at its own expense. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which, subject only to the sentence following, shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, the Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof (a) that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, (b) that imposes any liability or obligation on the Indemnified Party or (c) that acknowledges fault by the Indemnified Party, without the prior written consent of the Indemnified Party, which in the case of any circumstance described in any of clauses (a), (b) and/or (c) of this sentence, may be withheld in the sole and absolute discretion of the Indemnified Party. If the Parties cannot agree as to the application of Section 10.1 or 10.2 to any claim, pending resolution of the dispute pursuant to Article 11, the Parties may conduct separate defenses of all claims, with the relevant Indemnitee(s) retaining the right to claim indemnification from the other Party in accordance with Section 10.1 or 10.2 upon resolution of the underlying Claim.

10.4 Insurance. LICENSEE shall procure and maintain insurance, including comprehensive or commercial general liability insurance (including contractual liability and product liability), adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent companies similarly situated: (A) at all times after ninety (90) calendar days following the Effective Date and [ii] prior to the commencement of clinical trials, LICENSEE will maintain commercial general liability insurance in the amounts of not less than [***] per incident and [***] annual aggregate, naming LICENSOR as additional insureds; (B) at all times [i] after the commencement of the first clinical trial for the first Product but [ii] prior to the first commercial sale of a Product, LICENSEE will maintain commercial general liability insurance of not less than [***] per incident and clinical trials liability insurance of not less than [***], naming LICENSOR as additional insureds; (C) at all times after the first commercial sale of a Licensed Product, LICENSEE will maintain commercial general liability insurance, in the amounts of not less than [***] per incident and [***] annual aggregate, naming LICENSOR as additional insureds; and (D) at all times after the first commercial sale of a Licensed Product, LICENSEE will also maintain products liability/completed operations and clinical trials insurance coverage in the amount of [***], naming LICENSOR as additional insureds, with any insurance obtained in compliance with clause (A), (B), (C) or (D) of this sentence that is on a claims made basis, rather than an occurrence basis, having a four year tail. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 10 or otherwise; and in fact the entirety of any and all losses, costs and expenses of any and every nature incurred by any Indemnitee(s) resulting from the failure of the LICENSEE to comply fully with this Section 10.4 shall be considered Losses for the purposes of this Article 10. LICENSEE shall promptly upon request provide LICENSOR with written evidence of such insurance (including the terms, renewal, extension or modification thereof). LICENSEE shall also provide LICENSOR with written notice at least 60 days prior to the cancellation, non- renewal or material change in such insurance which materially adversely affects the rights of LICENSOR hereunder.

Notwithstanding the foregoing, the Parties agree to periodically review the coverage amounts described in Section 10.4. The Parties agree to evaluate whether the clinical and/or commercial landscape warrants a change in the coverage amounts described. Should the Parties agree that a change to the coverage amounts is warranted, the Parties agree to take reasonable steps to effectuate the necessary change and shall submit an amendment to Section 10.4 reflecting the agreed upon changes. The Parties agree that despite any proposed changes in coverage, the coverage must nonetheless remain consistent with coverage standards customary in the industry and as required by law, taking into consideration factors such as the number of patients and the Indications studied. Such insurance shall be fully compliant with regulations in those territories where clinical trials are conducted, and sales made.

ARTICLE 11

DISPUTE RESOLUTION

11.1 Disputes. Subject to Section 11.3, any claim, dispute, or controversy as to the breach, enforcement, interpretation or validity of this Agreement (each, a “Dispute’’) will be referred to the Chief Executive Officer of LICENSOR (or his or her designee) and the Chief Executive Officer of LICENSEE (or his or her designee) for attempted resolution. In the event such executives are unable to resolve such Dispute within 30 days of such Dispute being referred to them, then, each Party may pursue alternative means of dispute resolution as agreed to by the Parties or as so compelled by legal action.

11.2 Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of any dispute resolution procedures, regardless of which Party prevails in the dispute resolution procedure selected.

11.3 Court Actions. Nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding. In addition, without in any way reducing or impinging on LICENSOR’s rights under Section 9.3 above, it is agreed that either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Patent Rights or other intellectual property rights, and no such claim shall be subject to arbitration.

ARTICLE 12

MISCELLANEOUS

12.1 Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction outside the U.S. (collectively, the “Bankruptcy Laws”), licenses of rights to be “intellectual property”as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a Party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such Party (in any capacity, including debtor-in- possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party. If a case is commenced during the Term by or against a Party under the Bankruptcy Laws, this Agreement is rejected as provided in the Bankruptcy Laws and the other Party elects to retain its rights hereunder as provided in the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in- possession) and its successors and assigns (including a Title 11 trustee), shall provide to the other Party copies of all Information necessary for such other Party to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon such other Party’ s written request therefor. All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws.

12.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, excluding its conflicts of laws principles. Notwithstanding the foregoing, any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patent Rights or other intellectual property rights shall be governed by the law of the territory in which such Patent Rights or other intellectual property rights were granted or arose.

12.3 Entire Agreement; Amendments. This Agreement, the Subscription Agreement and the Warrants, and the scientific advisory board consulting agreement described in the last sentence of Section 2.3 above (including the Exhibits hereto and thereto), taken together, constitute both the final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. The Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

12.4 Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

12.5 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by LICENSOR without the prior written consent of the LICENSEE (which consent shall not be unreasonably withheld). This Agreement may be assigned by LICENSEE without the consent of LICENSOR to

(i) an Affiliate

(ii) a Third Party that merges with, consolidates with or acquires substantially all of the assets or voting control of LICENSEE or

(iii) a Third Party that acquires all of the rights to the Licensed Product or to the business to which this Agreement relates; provided however that in the case of this Section (ii) and (iii), (a) such Third Party must be engaged in the pharmaceutical or biopharmaceutical business and have a market cap or valuation greater than $100 million as of the date of the transaction; and (b) such assignee promptly agrees in writing to be bound by the terms and conditions of this Agreement. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section. Any assignment not in accordance with this Agreement shall be void.

12.6 Force Majeure. Except for the obligation to make payment when due, each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control, including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above (a “Force Majeure Event”). Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeurecircumstances.

12.7 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

12.8 Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally- recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to LICENSOR, to:	InflamaCORE, LLC
[***]
[***]
Attn: [***]

with a copy to:	[***]
[***]

If to LICENSEE, to:	Variant Pharmaceuticals, Inc.
2200 N. Commerce Parkway, Suite 208
Weston, FL 33326
Attn: Chief Executive Officer

with a copy to:	Lowenstein Sandler, LLP 65 Livingston Avenue
Roseland, New Jersey 07068 USA
Attn: [***] Facsimile No.: [***]

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered, if personally delivered or sent by facsimile on a Business Day (or if delivered or sent on a non-Business Day, then on the next Business Day); (b) on the Business Day after dispatch, if sent by nationally-recognized overnight courier; or (c) on the sixth (6th) Business Day following the date of mailing, if sent by mail.

12.9 Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. The term ” including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term, and the word “or” has the inclusive meaning represented by the phrase “and/or.” Unless otherwise specified, references in this Agreement to any Section shall include all subsections and paragraphs in such Section and references in this Agreement to any subsection shall include all paragraphs in such subsection. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement, shall be in the English language.

12.10 Relationship between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party may assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

12.11 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

12.12 No Third-Party Rights. The provisions of this Agreement are for the exclusive benefit of the Parties, and no other person or entity shall have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party.

12.13 Construction. The Parties hereto acknowledge and agree: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision: (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to each Party hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

12.14 Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all other such acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. This Agreement may be executed by facsimile or PDF signatures, which signatures shall have the same force and effect as original signatures.

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[Signature Page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this License Agreement as of the Effective Date.

For LICENSEE		For LICENSOR

VARIANT PHARMACEUTICALS, INC.		InflamaCORE, LLC

By:	/s/ Steve Glover	By:	/s/ [***]
Name:	Steve Glover	Name:	[***]
Title:	CEO	Title:	Member
Date:	4/18/2019	Date:	4/18/2019